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Exhibit 1

MI Developments Inc.

Annual Information Form

March 30, 2006

        In this Annual Information Form, unless the context otherwise requires, when we use the terms "we", "us", "our" and "MID", we are referring to MI Developments Inc. and its predecessors and subsidiaries (other than Magna Entertainment Corp. and its subsidiaries). When we use the term "MEC", we are referring to Magna Entertainment Corp. and its subsidiaries, unless the context otherwise requires. When we use the terms "Real Estate Business", "our properties", "our income-producing properties", "our real estate assets" or similar expressions, we are referring to the Real Estate Business, properties and assets owned by us, but we are not including the business, real estate properties and assets of MEC or its subsidiaries, unless the context otherwise requires. When we use the term "Magna", we are referring to Magna International Inc. When we use the term the "Magna group", unless the context otherwise requires, we are referring to Magna International Inc. and its subsidiaries and jointly controlled entities. In this Annual Information Form, we refer to United States dollars as "dollars", "$", "U.S.$" or "U.S. dollars", we refer to Canadian dollars as "Cdn.$" or "Cdn. dollars", we refer to euros as "€" or "EUR" and we refer to British pounds sterling as "£" or "GBP". We publish our financial statements in U.S. dollars.

Cautionary Note Regarding Forward-Looking Statements

        This Annual Information Form may contain statements that, to the extent they are not recitations of historical fact, constitute "forward-looking statements" within the meaning of applicable securities legislation, including the United States Securities Act of 1933 and the United States Securities Exchange Act of 1934. Forward-looking statements may include, among others, statements regarding the Company's future plans, goals, strategies, intentions, beliefs, estimates, costs, objectives, economic performance or expectations, or the assumptions underlying any of the foregoing. Words such as "may", "would", "could", "will", "likely", "expect", "anticipate", "believe", "intend", "plan", "forecast", "project", "estimate" and similar expressions are used to identify forward-looking statements. Forward-looking statements should not be read as guarantees of future performance or results and will not necessarily be accurate indications of whether or the times at or by which such future performance will be achieved. Undue reliance should not be placed on such statements. Forward-looking statements are based on information available at the time and/or management's good faith assumptions and analyses made in light of our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances, and are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control, that could cause actual events or results to differ materially from such forward-looking statements. Important factors that could cause such differences include, but are not limited to, the risks set forth in the section entitled "Risk Factors". The "Risk Factors" section also contains information about the material factors or assumptions underlying such forward-looking statements. Forward-looking statements speak only as of the date the statement was made and unless otherwise required by applicable securities laws, MID expressly disclaims any intention and undertakes no obligation to update or revise any forward-looking statements contained in this Annual Information Form to reflect subsequent information, events or circumstances or otherwise.

CORPORATE STRUCTURE

Our Company

        We are a real estate operating company engaged in the ownership, development, management, leasing and acquisition of industrial and commercial real estate properties (which we refer to in this Annual Information Form as the Real Estate Business). We also have other operations held through a controlling interest in Magna Entertainment Corp. ("Magna Entertainment" or "MEC"), a publicly traded company.

        We are the successor corporation to four companies that amalgamated on August 29, 2003 under the Business Corporations Act (Ontario): 1305291 Ontario Inc., 1305272 Ontario Inc., 1276073 Ontario Inc. and MI Developments Inc. These companies were wholly-owned subsidiaries of Magna International Inc. ("Magna") and held Magna's real estate division and the controlling investment in MEC. All of our Class A Subordinate Voting Shares and Class B Shares were distributed to the shareholders of Magna of record at 5 p.m. on August 29, 2003 on the basis of one of our Class A Subordinate Voting Shares for every two Class A Subordinate Voting Shares of Magna held, and one Class B Share for every two Class B Shares of Magna held. As a result of this spin-off transaction, we acquired Magna's controlling interest in MEC.

        Our registered and head office is located at 455 Magna Drive, Aurora, Ontario and our general telephone number is (905) 713-6322.

Corporate Structure and Subsidiaries

        The following is a list of our principal subsidiaries and their respective jurisdictions of incorporation, as of March 29, 2006. Parent/subsidiary relationships are identified by indentation. The percentages of the votes attaching to all voting securities beneficially owned by us or over which control or direction is exercised by us is also indicated. Subsidiaries not shown individually each represent less than 10% of our total 2005 consolidated revenues and total 2005 consolidated assets and, if considered in the aggregate, represent less than 20% of our total 2005 consolidated revenues and total consolidated assets. Except as described in note 1, our percentage voting interest is equivalent to our economic interest in each subsidiary listed below.

	Voting Securities	Jurisdiction of Incorporation
MI Developments (America) Inc.	100%	Delaware
MI Developments Austria GmbH	100%	Austria
MID Europa Liegenschaftsverwaltungs GmbH	100%	Austria
1346457 Ontario Inc.	100%	Ontario
Magna Entertainment Corp.(1)	96%	Delaware
The Santa Anita Companies Inc.	100%	Delaware
The Los Angeles Turf Club, Incorporated	100%	California
MEC Maryland Racing, Inc.	100%	Delaware

Note:

(1)
We own 53,253,145 shares of Class B Stock and 4,362,328 shares of Class A Subordinate Voting Stock of MEC directly, and hold an additional 5,212,911 shares of Class B Stock of MEC through our wholly-owned subsidiary 1346457 Ontario Inc. These holdings represent in aggregate an approximately 59% equity interest and 96% voting interest in MEC. See "Magna Entertainment Corp."

COMPANY OVERVIEW

Overview

Our Company

        We are a real estate operating company engaged in the ownership, management, leasing, development and acquisition of industrial and commercial real estate properties. In addition to our Real Estate Business operation, we have other operations held through a controlling interest in Magna Entertainment Corp., a publicly traded company. Based on revenues, MEC is North America's number one owner and operator of horse racetracks, and is one of the world's leading suppliers, via simulcasting, of live horse racing content to the growing inter-track, off-track and account wagering markets. MEC's racetrack properties, which include under-utilized lands adjacent to some of the racing operations, are located in premier urban real estate markets in the United States. MEC plans to develop certain of these under-utilized lands and re-develop certain of the properties used in its racing operations. We believe that MEC is well-positioned to continue to capitalize on legislative changes in certain states across the United States that will permit racetracks to introduce alternative gaming, as was done in November 2005 at MEC's Remington Park facility in Oklahoma. MID's relationship with MEC provides the Real Estate Business with the opportunity to participate in the development or redevelopment of MEC's lands and properties, including those used in its core racing and alternative gaming operations. MEC represented approximately 48% of our consolidated assets, excluding MEC's assets held for sale, at December 31, 2005 and 82% of our consolidated revenues from continuing operations for the year ended December 31, 2005, and materially affects our consolidated net income.

Our Real Estate Business

        We are the successor to Magna's real estate division, which was reorganized as an autonomous business unit within Magna between August 1998 and January 1999. Our real estate assets are comprised of income-producing properties, properties under development, properties held for development and properties held for sale. Income-producing properties are properties leased by way of operating leases or direct financing leases (also referred to as capital leases). All direct financing leases were reclassified as operating leases effective January 1, 2003.

        Our income-producing properties consist of heavy industrial manufacturing facilities, light industrial properties, corporate offices, product development and engineering centres and test facilities. At December 31 2005, our income-producing property portfolio included 109 industrial and commercial properties located in Canada, Austria, the United States, Germany, Mexico, the United Kingdom, the Czech Republic, Belgium, Spain and Poland, representing approximately 26.5 million square feet of leaseable area with an aggregate net book value of approximately $1.2 billion at December 31, 2005. This portfolio represents approximately 89% of the net book value of our real estate assets at that date. Members of the Magna group are our primary tenants and currently provide in excess of 98% of the annual real estate revenue generated by our income-producing properties.

        The primary objective of the Real Estate Business is to increase cash flow from operations, net income and the value of our assets in order to maximize the return on our shareholders' equity over the long term. We intend to use our local market expertise, cost controls and long-established relationships with the Magna group to expand our existing real estate portfolio of industrial and commercial properties. Our development expertise provides us the opportunity to participate in the development of MEC's under-utilized lands and the development/redevelopment of new and existing MEC properties, including the development of alternative gaming facilities and/or residential projects. We also intend to use our development expertise to explore opportunities with third parties

Business and Operations of Magna, Our Principal Tenant

        Magna is the most diversified automotive components supplier in the world. Magna designs, develops and manufactures automotive systems, assemblies, modules and components, and engineers and assembles complete vehicles, primarily for sale to original equipment manufacturers of cars and light trucks in North America, Europe, South America and Asia. Magna and its subsidiaries are the tenants of virtually all of our income-producing properties.

        Magna is a public company, with its Class A Subordinate Voting Shares listed for trading on the New York Stock Exchange ("NYSE") and the Toronto Stock Exchange ("TSX") and its Class B Shares listed for trading on the TSX. Our Chairman, Frank Stronach, is also the founder and Chairman of the Board of Directors of Magna and both we and Magna are controlled by the Stronach Trust. See "Affiliate Relationships and Transactions — Relationship with Our Controlling Shareholder".

        Magna's sales for the year ended December 31, 2005 were approximately $22.8 billion and its net income for the same period was approximately $639 million. Magna has a strong financial profile. As an investment grade issuer, Magna is currently rated "A" with a negative outlook by Standard & Poor's ("S&P") and "A" with a stable outlook by Dominion Bond Rating Service ("DBRS"). As at December 31, 2005, Magna employed over 82,000 people and operated 224 manufacturing facilities, as well as 60 product development and engineering centres, in 22 countries. In October 2004, Magna announced its intention to take each of its publicly traded subsidiaries private to further enhance its overall competitiveness. During the first and second quarters of 2005, Magna completed the privatizations of Tesma International Inc. ("Tesma"), Decoma International Inc. ("Decoma") and Intier Automotive Inc. ("Intier"). Following the privatizations, Magna's operating divisions are grouped along product lines into ten broad product areas: metal body and chassis, closures, electronics, exteriors, interiors, mirrors, powertrain, roof systems, seating, and complete vehicle engineering and assembly.

Magna Entertainment Corp.

        MEC is North America's number one owner and operator of horse racetracks, based on revenues, and among the world's leading suppliers, via simulcasting, of live horse racing content to the growing inter-track, off-track and account wagering markets.

        MEC is a separate public company with its own board of directors (which includes a majority of outside directors and two directors who sit on our board) and management team. As of March 29, 2006, our investment in MEC consists of 58,466,056 shares of its Class B Stock and 4,362,328 shares of its Class A Subordinate Voting Stock, representing approximately 96% of the total voting power of its outstanding stock and approximately 59% of the total equity interest in MEC. The Class B Stock of MEC is entitled to 20 votes per share and is convertible into shares of MEC's Class A Subordinate Voting Stock on a one-for-one basis. MEC's Class A Subordinate Voting Stock is entitled to one vote per share and trades on the Nasdaq National Market under the trading symbol "MECA", and on the TSX under the trading symbol "MEC.SV.A".

        MEC owns and operates horse racetracks in California, Florida, Maryland, Texas, Oklahoma, Pennsylvania, Ohio, Michigan, Oregon, and Ebreichsdorf, Austria. MEC currently operates or manages eleven thoroughbred racetracks, one standardbred (harness racing) racetrack and one racetrack that runs both thoroughbred and standardbred meets, as well as the simulcast wagering venues at these tracks. In October 2005, MEC completed the sale of all of the outstanding shares of Ontario Racing Inc., a wholly-owned subsidiary of MEC, which owned and operated Flamboro Downs, a standardbred racetrack and site holder for slot machines operated by the Ontario Lottery Gaming Corporation, located in Hamilton, Ontario Canada. In September 2005, MEC completed the sale to Colonial Downs, L.P. of all of the outstanding shares of Maryland-Virginia Racing Circuit, Inc., MEC's indirect subsidiary that managed the operations of Colonial Downs, a thoroughbred and standardbred racetrack located in New Kent, Virginia, pursuant to a management agreement. On December 31, 2004, MEC ceased operations at Bay Meadows and Multnomah Greyhound Park as these were operations in leased facilities and the leases were not renewed for 2005.

        In addition, MEC operates off-track betting facilities, a United States national account wagering business known as XpressBet®, which permits customers to place wagers by telephone and over the Internet on horse races run at over 100 North American racetracks and internationally on races in Australia, South Africa and Dubai, and a European account wagering service known as MagnaBet™. MEC also owns and operates HorseRacing TV™ ("HRTV™"), a television network focused on horseracing that MEC initially launched on the Racetrack Television Network ("RTN"). MEC is in ongoing discussions with cable and satellite operators with the goal of achieving broader distribution for HRTV™. HRTV™ is currently distributed to more than 12 million cable and satellite TV subscribers. RTN, in which MEC has a minority interest, was formed to telecast races from MEC's racetracks and other racetracks, via private direct to home satellite, to paying subscribers. In 2004, MEC launched RaceONTV™ in Europe to provide North American racing content from MEC's racetracks and other U.S. racetracks that have agreed to participate in MEC's international distribution network to locations outside North America. MEC also owns a 30% equity interest in AmTote International, Inc., a provider of totalisator services to the pari-mutuel industry. On February 27, 2006, MEC announced the formation of PariMax Inc., a new company to oversee the development of MEC's various electronic distribution platforms including XpressBet®, HRTV™, MagnaBet™, RaceONTV™ and MEC's 30% stake in AmTote. PariMax will focus on the development of complete wagering solutions and will concentrate on serving the global wagering market by developing product lines which meet the needs of both distribution partners and end consumers worldwide.

        To support certain of MEC's thoroughbred racetracks, MEC owns and operates thoroughbred training centres situated near San Diego, California, in Palm Beach County, Florida and in the Baltimore, Maryland area. MEC also owns and operates production facilities in Austria and in North Carolina for StreuFex™, a straw-based horse bedding product.

        In addition to its racetracks, MEC owns a significant real estate portfolio, which includes two golf courses and related recreational facilities, as well as three residential developments in various stages of development in Austria, the United States and Canada. In November 2005, MEC announced that it had entered into an agreement to sell approximately 157 acres of under-utilized real estate in Palm Beach County, Florida. The sale agreement for this property contemplates a closing by April 28, 2006. MEC is also working with potential developers and strategic partners for the development of leisure and entertainment or retail-based real estate projects on the under-utilized land surrounding, or adjacent to, certain of MEC's premier racetracks. MEC has entered into a Limited Liability Company Agreement with Forest City Enterprises, Inc. with respect to the planned development of "The Village at Gulfstream Park™", a mixed-use retail, entertainment and residential project on a portion of the Gulfstream Park property. While MEC is exploring the development of some of its real estate, MEC intends to continue to sell its remaining property held for sale and may also sell its residential developments and certain other real estate in order to generate additional capital for its racing and gaming business.

        On July 22, 2005, MEC announced a recapitalization plan (the "MEC Recapitalization Plan") intended to recapitalize MEC's balance sheet by August 2006 through the sale of certain non-strategic assets to generate proceeds of approximately $150.0 million. MEC's sales of the Flamboro Downs racetrack and the management contract for the Colonial Downs racetrack are the first of such asset dispositions. The expected sale of under-utilized real estate in Palm Beach County, Florida is another component of the MEC Recapitalization Plan. Proceeds realized from asset sales, excluding the sale of Flamboro Downs, will be applied to reduce debt (including amounts owed under the bridge loan between MEC and one of MID's subsidiaries). The MEC Recapitalization Plan also contemplates a possible partnership to pursue alternative gaming opportunities at MEC racetracks and the possible raising of equity in 2006. The proceeds of an MEC equity offering would be used by MEC to further reduce debt and for MEC's general corporate purposes. In connection with the MEC Recapitalization Plan, MID entered into two loan agreements with MEC and certain of its subsidiaries and amended an existing loan agreement. For further details, see the section entitled "Material Contracts".

        We may make further investments in MEC, whether in the form of debt, equity or otherwise, or we may decrease our holdings in MEC. We are not subject to any restrictions regarding future investments in MEC and have not guaranteed any of MEC's debt obligations or other commitments.

Three-Year History

Real Estate Business

2005
In 2005, we brought 1.0 million square feet of leaseable area on-stream, including the following completed projects, all leased to Magna: (i) a 253 thousand square foot facility acquired from a third party and then significantly expanded in Mississauga, Ontario, (ii) the remaining 221 thousand square feet of the 938 thousand square foot Bowling Green, Kentucky facility, (iii) a 150 thousand square foot greenfield facility in Muncie, Indiana, (iv) ten expansion projects with 259 thousand square feet of leaseable area, and (v) the acquisition from a third party of a 131 thousand square foot building in Brampton, Ontario.
2004	In 2004, we added approximately 1.2 million square feet (net of dispositions) to our income-producing portfolio.

On December 30, 2004, we acquired a 938,000 square foot facility, of which 717,000 square feet was brought on-stream, in Bowling Green, Kentucky from Magna for cash consideration of $45.6 million and the assumption of related development liabilities of $15.3 million. This property, which was a greenfield facility developed by MID, was purchased at Magna's carrying value and recorded at the transaction amount.
We completed and brought on-stream seven expansion projects, totaling approximately 480,000 square feet.
2003	In 2003, we added approximately 0.8 million square feet (net of dispositions) to our income-producing portfolio.
We completed and brought on-stream 11 properties (two greenfield facilities and nine expansions to existing facilities) representing approximately 1.0 million square feet of leaseable area.

We acquired the Tesma (now known as Magna Powertrain) campus in the Greater Toronto Area, consisting of a head office and two manufacturing facilities, totalling 375,030 square feet. We constructed these facilities on behalf of Tesma in 2001.

In October 2003, a subsidiary of ours purchased 211 acres of land in Romulus, Michigan, at a total cost of $28.8 million. The Company has granted to MEC an option to purchase the shares of the subsidiary that owns the land, as MEC is considering the site as the location of a proposed racetrack to be operated by MEC. In addition, or in the alternative, all or a portion of this land may be developed for industrial and/or commercial purposes.

Magna Entertainment Corp.

        For information on the development of MEC's business, please refer to the section entitled "Magna Entertainment Corp. — Business of Magna Entertainment Corp.".

DESCRIPTION OF OUR REAL ESTATE BUSINESS

Introduction

        Our real estate assets are comprised of income-producing properties, properties under development, properties held for development and properties held for sale.

        The following table sets out a summary profile of the aggregate net book value of our real estate assets in millions of dollars as at December 31, 2005.

Location	Income-Producing Property Portfolio	Properties Under Development	Properties Held for Development	Properties Held for Sale	Total
North America
Canada	$379.7	$8.1	$49.7	$4.5	$442.0
U.S.	251.8	—	35.1	19.4	306.3
Mexico	70.1	—	5.2	—	75.3
Europe
Austria	324.7	4.3	10.4	—	339.4
Germany	106.9	—	—	—	106.9
Other	37.3	1.5	—	—	38.8

Total in $	$1,170.5	$13.9	$100.4	$23.9	$1,308.7

Total as a %	89.4%	1.1%	7.7%	1.8%	100.0%

Description of Our Income-Producing Property Portfolio

        Our income-producing property portfolio at December 31, 2005 was comprised of 109 properties located in North America and Europe, representing, in the aggregate, 26.5 million square feet of leaseable area, all of which are leased, either by way of operating leases or direct financing leases (also referred to as capital leases). All direct financing leases have been reclassified as operating leases effective January 1, 2003. Our income-producing properties consist of heavy industrial manufacturing facilities, light industrial properties, corporate offices, product development and engineering centres and test facilities. The net book value of our income-producing properties as at December 31, 2005 was approximately $1.2 billion.

        At December 31, 2005, our annualized lease payments were $145.6 million, representing a return of 10.5% on the gross carrying value of our income-producing property portfolio. At December 31, 2005, two of our properties in Europe collectively accounted for approximately 17% of our total annualized lease payments. When we use the term "annualized lease payments" in this Annual Information Form, we mean, for any fiscal year, the total annual rent payable to the Company if the lease payments as at the last day of such fiscal year were in place for the entire fiscal year. Rents denominated in foreign currencies have been converted to U.S. dollars based on exchange rates in effect as at December 31, 2005 These amounts do not conform to revenue recognition policies under generally accepted accounting principles.

Historical Growth of Our Income-Producing Property Portfolio

        The historical growth in our income-producing property portfolio, from 75 properties totalling approximately 12.4 million square feet in 1998 to 109 properties totalling approximately 26.5 million square feet of leaseable area as at December 31, 2005 reflects the strong growth in the Magna group's business. The total leaseable area of our income-producing property portfolio has increased by approximately 14.1 million square feet (net of dispositions) between the end of 1998 and December 31, 2005 representing a seven-year compound annual growth rate of 11%.

        The following chart shows the historical growth in total leaseable area (net of dispositions) and number of properties within our income-producing property portfolio.

Income-Producing Property Portfolio
Total Leaseable Area and Number of Properties

        The following chart shows the historical growth of our annual development and acquisition expenditures.

Annual Development and Acquisition Expenditures

(1)
The 2002 expenditures include $25.0 million of properties acquired as part of Magna's acquisition of Donnelly Corporation, which is not reflected in our 2002 combined statement of cash flows as the acquisition was accounted for as a non-cash contribution by Magna. The 2004 expenditures include $15.3 million of liabilities assumed in connection with the acquisition of the Bowling Green, Kentucky facility from Magna on December 30, 2004. This property was a greenfield facility developed by MID. Expenditures in the 2005 statement of cash flows of $67.6 million also include a net $9.4 million reduction of accounts payable and accrued liabilities relating to capital expenditures.

        Including the items described in footnote 1 above, our average annual expenditures were approximately $100 million per year over the five-year period ended December 31, 2005, comprised of approximately $69 million per year in development expenditures and approximately $31 million per year in acquisitions.

Schedule of Lease Expiries

        Leases due to expire in 2006 through 2012 represent no more than 4% of the leaseable area of our income-producing property portfolio in any particular year. Leases representing approximately 89.7% of our total leaseable area expire in 2013 or later. As of December 31, 2005, the weighted average remaining term to expiry based on leaseable area for our income-producing property portfolio was approximately 10.6 years.

        The following chart shows the percentage of leaseable area in any particular year that is represented by leases scheduled to expire in that year, disregarding renewal options.

Income-Producing Property Portfolio
Lease Expiry Schedule

Geographic Diversification of Our Income-Producing Property Portfolio

        Our income-producing property portfolio consists of properties located in 10 countries within North America and Europe. The following chart shows a breakdown of our $145.6 million of annualized lease payments by country at December 31, 2005.

Income-Producing Property Portfolio
Breakdown of Annualized Lease Payments at December 31, 2005 by Country(1)
(in millions of U.S. dollars)

(1)
Bracketed items refer to the currency of the lease payments received from properties located in the various countries.

Tenant Mix

        Magna and its subsidiaries are the tenants of all but four of our income-producing properties. As at December 31, 2005, Magna and its wholly-owned subsidiaries and their respective operating units collectively represented approximately 99% of our annualized lease payments. The following chart sets out a breakdown of our annualized lease payments at December 31, 2005 by Magna product area.

Income-Producing Property Portfolio
Breakdown of Annualized Lease Payments at December 31, 2005 by Magna Product Area
(in millions of U.S. dollars)

        The lease obligations of the tenant for the majority of the properties reside with non-public subsidiaries within the Magna group. As a general business practice, we seek an indemnity with respect to the tenant's obligations from a more senior member of the Magna group where appropriate. See "Description of Magna International Inc.".

Principal Markets in Which the Real Estate Business Operates

Income-Producing Properties Located in Canada

        Our 43 Canadian income-producing properties are in Ontario, with 38 properties located in the Greater Toronto Area representing approximately 82% of the Canadian income-producing properties based on annualized lease payments at December 31, 2005. The balance of the portfolio is located in Southwestern Ontario. All the leases for properties in Canada are denominated in Canadian dollars.

Income-Producing Properties in the United States

        Our income-producing property portfolio includes 28 properties in the United States. All the leases for properties in the United States are denominated in U.S. dollars. Approximately 36% of the annualized lease payments at December 31, 2005 from our income-producing properties in the United States is derived from properties located in Michigan, 21% is derived from a property in Kentucky, 19% is derived from a property in South Carolina and 9% is derived from properties located in Iowa. The remainder of our United States annualized lease payments are derived from properties located in Tennessee, Illinois, Indiana, Missouri and Maryland.

Income-Producing Properties in Mexico

        Our income-producing property portfolio includes seven properties in Mexico. All the leases for properties in Mexico are denominated in U.S. dollars. Our Mexican income-producing properties are located in the states of Puebla, Coahuila and Nuevo Leon.

Income-Producing Properties in Austria

        Our income-producing property portfolio includes 12 properties in Austria, with all lease payments denominated in euros. The European headquarters of Magna are situated in Oberwaltersdorf near Vienna. Approximately 63% of the Austrian income-producing properties based on annualized lease payments at December 31, 2005 are located in the Province of Styria. Magna's Eurostar and Thondorf plants (our two largest income-producing properties globally) are located in Graz, which is located approximately 120 miles south of Vienna.

Income-Producing Properties in Germany

        Our income-producing property portfolio includes 11 properties in Germany. All the leases for properties located in Germany are denominated in euros. Our German income-producing properties are located in smaller communities in the south of Germany in close proximity to Frankfurt, Stuttgart and neighbouring Austria. The properties are primarily located in the states of Baden-Württemberg, Hesse, Bavaria, Thüringen/Thuringia and Niedersachsen/Lower Saxony.

Income-Producing Properties in Other European Locations

        Our income-producing property portfolio also includes three properties in the United Kingdom, the leases for which are all denominated in British pounds.

        We also have two income-producing properties in Belgium, one property in Spain, one property in the Czech Republic and one in Poland. With the exception of Poland, which has lease payments denominated in zlotys, lease payments in respect of these properties are denominated in euros.

Description of Our Development Business

        We have completed major development and expansion projects in both the North American and European markets. We undertake each new industrial or commercial development project when a prospective tenant is identified and initiate construction once the tenant enters into a binding commitment to lease property from us. As part of our management of a development project from inception, we review building and location requirements, including building specifications and floor plans, working closely with the tenant to ensure the proposed property meets the tenant's specifications and needs.

        Projects are typically identified once a significant new automotive supply contract has been awarded to one of our Magna group tenants. The specifics of the contract are analyzed as to timing for production, location of the tenant's customer and the method of shipment and timing allocated to shipping. "Just-in-time" delivery plants generally require locations in the immediate vicinity of the Magna group customer, while others may be located up to several hundred miles away. Based on these specific criteria, we analyze a number of locations (both greenfield sites and existing vacant plants) in a search area that is defined jointly by ourselves and the tenant. On greenfield sites, we typically short list sites that are fully serviced and zoned when available. Our site analysis also takes into consideration physical, legal and environmental due diligence, as well as an economic analysis of the local tax regime, government incentive programs and infrastructure requirements of the proposed development. During due diligence, we fully cost the project and execute a binding term sheet with the tenant that sets out the physical requirements of the project and major terms of the lease.

        Once a site has been selected, we work with the tenant to negotiate with local governments for related infrastructure approvals and permits. We also research and apply for local government incentive programs, which provide funding or tax incentives for the proposed investment.

        For certain construction projects, we use our experience and local expertise to act as the general contractor or to segregate pricing requirements for specific elements of a project to maximize returns and minimize construction costs. On the remainder of our projects, we outsource the design and construction of our projects. Depending on the nature and location of the project, we either manage our construction with regular on-site supervisory employees, or remotely through cost, scope of work and other management control systems. We do not have long-term contractual commitments with our contractors, consultants or suppliers of materials, who are generally selected on a competitive bid basis. We have established a network of local builders in our principal areas of business in the U.S., Ontario and Mexico, through whom we have confidence in meeting construction budgets and completion timelines. In Europe, our management team in Oberwaltersdorf, Austria, has developed similar relationships to enable us to meet our budgetary and timing requirements in Germany, Austria and elsewhere in Europe. During construction, we closely monitor the construction process and related payments of construction draws. Once construction is complete, we perform a final site review with the tenant and obtain tenant sign-offs in order to identify and remedy any deficiencies before occupancy by the tenant and release of holdback monies to the builder. Our standardized lease documentation is implemented at the end of the project.

        We have consistently met the stringent production launch requirements of the Magna group for both greenfield developments and expansions.

Description of Our Properties under Development

        At December 31, 2005, there were eight properties under development: five in Canada, two in Austria and one in the Czech Republic. These developments are expansions to existing facilities and, when completed, will add 0.3 million square feet to our income-producing portfolio. The total anticipated project costs related to these projects are $25.4 million, $13.9 million of which had been spent as of December 31, 2005.

Description of Properties Held for Development or for Sale

        We had approximately 1,473.9 acres available for development, with a net book value of $100.4 million as at December 31, 2005. Included in this amount is 790.7 acres of land in Simmesport, Louisiana that MID purchased for $2.4 million. MID intends to donate up to 50 acres of this land to a not-for-profit organization established to assist the victims of Hurricane Katrina with charitable funding coming from Magna and other Canadian sponsors. The remaining parcel of land will be leased to the not-for-profit organization for a period of five years at a nominal cost.

        At December 31, 2005, properties held for sale had a net book value of $23.9 million. Properties held for sale include four parcels of vacant land in North America totaling 305.1 acres with a net book value of $20.4 million.

Competitive Advantages

        We believe that our Real Estate Business has a number of advantages relative to our competitors, including:

  •
  we are well positioned to receive future development business from the Magna group, based on our successful track record and our long history of property development for the Magna group on a global basis;

  •
  we have a large, geographically diversified portfolio of properties that provides significant opportunities for expansion and income growth;

  •
  we have a strong balance sheet with substantially less leverage than the industry norm, which provides us with the financial flexibility to pursue attractive business and strategic opportunities;

  •
  we have considerable experience in on-time, on-budget land and property development across numerous geographic markets;

  •
  we use customized construction documents that include detailed specifications and cost control measures, which enable us to compress project timelines and improve returns;

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  we have an experienced management team and construction group familiar with the building and infrastructure requirements of our automotive tenants; and

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  we have an entrepreneurial culture that we inherited from Magna and that drives our employees and management to grow our business.

Government Regulation

        We are subject to a wide range of laws and regulations imposed by governmental authorities, including in particular zoning, building and similar regulations that affect our real estate holdings.

        As an owner and developer of real property, we are also subject to environmental laws and regulations relating to air emissions, soil and ground water quality, wastewater discharge, waste management and storage of hazardous substances. Our standard forms of lease permit us to conduct environmental assessments and audits from time to time at our own expense. We do not generally conduct ongoing environmental assessments of our leased income-producing properties other than at the time of acquisition of a property because our tenants are generally responsible for the environmental integrity of the properties on which they operate, and are also required by the terms of the lease to provide us with copies of any environmental reports they create or obtain.

        Our standard forms of lease also require the tenant to assume the costs of environmental compliance, including remediation or clean-up of any contamination that they have caused or contributed to on the leased premises. Despite our tenants' obligation to indemnify us, we are responsible under applicable law for ensuring that a particular property is in compliance with environmental laws.

        We are also subject to environmental laws and regulations requiring investigation and clean-up of environmental contamination. Our tenants operate certain manufacturing facilities that use environmentally sensitive processes and hazardous materials. From time to time, our tenants' operations and our properties may become the subject of complaints from adjacent landowners, or inquiries or investigations by environmental regulators. All of the costs relating to such complaints, inquiries or investigations to date have been incurred entirely by our tenants pursuant to the terms of our leases with them.

        To date, environmental laws and regulations have not had a material adverse effect on our operations or financial condition. However, changes in these government laws and regulations are ongoing and may make environmental compliance increasingly expensive. We cannot predict future costs that we may be required to incur to meet environmental obligations.

Employees

        At December 31, 2005, we employed 40 people in the Real Estate Business, the majority of whom are based at our headquarters in Aurora, Canada, and the balance of whom are located in Europe. We are not party to any collective bargaining agreements with any of our employees.

Leasing Arrangements

Negotiations with the Magna Group

        As of March 29, 2006, the Stronach Trust beneficially owns approximately 66.3% of our outstanding Class B Shares, as well as 66.4% of the Class B Shares of Magna. Although we are under common control with the operating units of the Magna group, who are our tenants, and we were formerly a wholly-owned subsidiary of Magna, all of Magna's operating units operate as autonomous profit centres, with the compensation of the senior management of each unit generally tied to the profitability of that unit. Accordingly, we believe that all our negotiations with our tenants have been conducted on an arm's length basis. Members of the Magna group have in the past engaged in real estate development activities directly or with our competitors, including in circumstances where we have declined opportunities with terms or in locations we did not consider sufficiently attractive. As a general business practice, we contract with operating units of the Magna group that we consider sufficiently creditworthy, and/or we seek an indemnity from a more senior entity within the Magna group.

        We expect to enter into additional leases and agreements with Magna from time to time in the future, the terms of which will be determined by negotiations at such time and, in the case of material agreements, will be subject to approval by a special committee comprised of independent members of our Board of Directors.

Triple-Net Leases

        Our leases are generally on a "triple-net" basis and provide that the tenant is responsible for all costs of occupancy, including operating costs, property taxes, the costs of maintaining insurance in respect of the property and maintenance costs. The tenant is not responsible for income taxes or capital taxes charged to us.

        We are responsible for structural defects and repairs relating to the structural elements of the properties. Some leases provide that we must repair any serious damage to the base building systems. For certain components of a property, such as the roof membrane, parking lot and HVAC systems, we pay for the costs of replacement as necessary and recover such costs, plus interest, from the tenant over the expected useful life of the item replaced, as additional rent.

Contractual Step-Ups in Rental Rates

        Our existing leases generally provide for periodic rent escalations based either on fixed-rate step increases or on the basis of a consumer price index adjustment (subject to certain caps).

Renewal Options Tied to Market Rental Rates

        A significant portion of our portfolio has built-in renewal options, generally tied to either market rental rates or to inflation (generally limited to 2% on an annual basis or 10% over five years). The determination of market rent is generally subject to arbitration.

Obligation to Restore Premises

        Our leases generally provide that the tenant is obligated to restore the premises to a condition consistent with their condition on the commencement date of the lease, subject to reasonable wear and tear. Some leases do not require that the tenant remove minor alterations where our consent was not required for their installation.

Environmental Obligations

        Our leases also provide that the tenants must maintain the properties in accordance with applicable laws, including environmental laws. The tenant must remove all hazardous and toxic substances from the premises when and as required by applicable laws, regulations and ordinances and in any event prior to the termination of its occupation of the premises. The leases generally also contain indemnities in our favour with respect to environmental matters. Those indemnities expire after a specified period of time following the termination of the lease. The leases generally provide that we may conduct environmental assessments and audits from time to time at our sole expense. See "— Government Regulation" above.

Restrictions on Sales and Tenant Rights of Refusal

        Most of our significant leases include a right of refusal in favour of the tenant with respect to the sale of the property in question. This right typically provides the tenant with a right to match any third party offer within a prescribed period of time, failing which we are free to accept the offer and complete the sale to the third party. Some leases provide that so long as the tenant is controlled, directly or indirectly, by Magna, we may not sell the property to a competitor of the tenant without the tenant's consent.

Tenant Assignment Rights

        The leases contain a restriction on assignment by the tenant without our consent, other than to affiliates or associates of the tenant. Generally, the existing leases do not restrict a change of control of the tenant.

Termination Rights

        Due to certain local statutory requirements, some Austrian leases provide that the tenant can terminate the lease at any time upon 12 months' notice. In these cases, the tenant has provided us with a guarantee from a non-Austrian affiliate with respect to the lease obligations that would arise should such a termination occur.

RISK FACTORS

        This section describes the material risks affecting our business, financial condition, operating results and prospects. There may be other risks and uncertainties that are not known to us or that we currently believe are not material, but which also may have a material adverse effect on our business, financial condition, operating results or prospects.

        In addition to the other information contained in this Annual Information Form, you should carefully consider the risks described below. If any of these risks actually is realized, our business, financial condition, operating results or prospects could be materially adversely affected.

Risks Related to Our Real Estate Business

Virtually all of the Real Estate Business' revenue comes from payments that we receive under leases with the Magna group, so factors affecting the Magna group's businesses will also affect us.

        At December 31, 2005, all but four of our income-producing properties are leased to the Magna group. Magna typically does not guarantee the obligations of its subsidiaries under their leases with us. As a result, our operating and net income and the value of our property portfolio would be materially adversely affected if the members of the Magna group became unable to meet their respective financial obligations under their leases. See "Description of Our Real Estate Business — Description of Our Income-Producing Property Portfolio — Tenant Mix".

We are subject to risks affecting the automotive parts industry.

        Since the Magna group operates in the automotive parts industry, our business is, and for the foreseeable future will be, subject to conditions affecting the automotive industry generally. A decrease in the long-term profitability or viability of the automotive parts sector would have a material adverse impact on the financial condition of our tenants and could therefore adversely impact the value of our properties and our operating results. The industry in which Magna competes and the business it conducts are subject to a number of risks and uncertainties, including the following factors that may adversely affect the Magna group's operations in the automotive parts sector:

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  declining production volumes and changes in consumer demand for vehicles;

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  the inability of Magna's customers to meet their financial obligations;

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  a reduction in the production volumes of certain vehicles;

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  Magna's ability to compete with suppliers with operations in low cost countries;

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  Magna's inability to offset increases in the cost of commodities, such as steel and resins;

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  the financial distress of some of Magna's suppliers and customers;

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  Magna's inability to offset price concessions demanded by its customers;

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  Magna's inability to fully recover pre-production expenses;

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  warranty and recall costs;

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  the termination by Magna's customers of any material contracts;

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  product liability claims in excess of Magna's insurance coverage;

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  expenses related to the restructuring and rationalization of some of Magna's operations;

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  impairment charges;

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  legal claims against Magna;

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  risks of conducting business in foreign countries;

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  unionization activities at Magna's facilities;

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  work stoppages and labour relations disputes;

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  changes in laws and governmental regulations; and

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  costs associated with compliance with environmental laws and regulations.

        Although we intend to lease properties to tenants other than the Magna group, it is unlikely that our dependence on the Magna group, and therefore the automotive industry, will be reduced significantly in the foreseeable future.

We have no agreement with the Magna group that it will continue to do business with us in the same manner as it has in the past or at all.

        Virtually all the growth of our rental portfolio has been dependent on our relationship with the members of the Magna group as the tenants of our income-producing properties, as the customers for our development projects and as the source of our acquired properties. Although we have acted as the developer, real estate advisor, property manager and owner of a significant number of the industrial facilities of the Magna group since our inception, we have no assurance that we will continue to do so. We will be required to compete for any future business with the Magna group without any contractual preferential treatment.

        Members of the Magna group have determined on occasion in the past and may increasingly in the future determine not to lease certain properties from us and not to renew certain leases on terms comparable to (or more favourable to us than) our existing arrangements with them, or at all. Moreover, particularly in light of Magna's current plant rationalization plan (as discussed below), we may not continue to be able to acquire new properties from the Magna group as we have done in the past.

        Any adverse change in our business relationship with the Magna group could have an adverse effect on the growth and profitability of our business.

The Magna group may not be successful in maintaining its level of growth, which would likely have a corresponding impact on our growth rate.

        Virtually all of the growth of the Real Estate Business has resulted from the growth of the automotive parts business operated by the Magna group, including growth as a result of acquisitions. We expect to derive a portion of our future growth from continuing to build on our relationship with the Magna group so as to benefit from the Magna group's future growth. However, the Magna group may not be successful in maintaining its historical growth rate and may not undertake acquisitions of new facilities at the same rate as in the past. Magna has informed MID of its plan to engage in a plant rationalization as a result of significant restructuring in the global automotive industry. Magna's rationalization plan includes six facilities currently leased from the Company, including two in North America and four in Europe. These facilities represent 602 thousand square feet of leaseable area with annualized lease payments of $2.6 million. The net book value of these facilities at December 31, 2005 was $19.7 million. Magna has indicated that it may engage in further rationalization of plants and we cannot assure you that Magna will not include additional plants owned by MID in its current or future rationalization plans. The Magna group's inability to maintain its historical level of growth would likely adversely affect our growth. See "Description of Our Real Estate Business — Description of Our Income-Producing Property Portfolio — Historical Growth of Our Income-Producing Property Portfolio".

Our international investments are subject to foreign currency fluctuations, which could reduce our revenues and increase our costs, and any future hedging transactions may limit our gains or result in losses for us.

        A substantial majority of our current property portfolio is located outside of the United States and generates lease payments that are not denominated in U.S. dollars. Please see chart titled "Income-Producing Property Portfolio — Breakdown of December 2005 Annualized Lease Payments by Country" in "Description of Our Real Estate Business — Geographic Diversification of Our Income-Producing Property Portfolio" above. Since we report our financial results in U.S. dollars and do not currently hedge our foreign currency exposure against the U.S. dollar, we are subject to foreign currency fluctuations that could, from time to time, have an adverse impact on our financial position or operating results.

        From time to time, we may attempt to minimize or hedge our exposure to the impact that changes in foreign currency rates or interest rates may have on the Real Estate Business' revenue and debt liabilities through the use of derivative investments. The use of derivative instruments, including forwards, futures, swaps and options, in our risk management strategy carries certain risks, including the risk that losses on a hedge position will reduce our profits and the cash available for development projects or dividends. A hedge may not be effective in eliminating all the risks inherent in any particular position. Our profitability may be adversely affected during any period as a result of the use of derivatives.

The terms of our leases limit our ability to increase rents in response to market conditions, so we may receive rents at levels below current fair market values.

        Leases representing approximately 89.7% of our total leaseable area expire in 2013 or later. Our leases generally provide for periodic rent escalations based on specified percentage increases or a consumer price index adjustment, subject in some cases to a cap. As a result, the long-term nature of these leases limits our ability to increase rents contemporaneously with increases in market rates and may therefore limit our revenue growth and the market value of our income-producing property portfolio.

Most of our significant leases provide our tenants with rights of first refusal, which may adversely affect the marketability and market value of our income-producing property portfolio.

        The rights of first refusal that we have granted to our tenants in most of our significant leases may deter third parties from incurring the time and expense that would be necessary for them to bid on our properties in the event that we desire to sell those properties. Accordingly, these rights of first refusal may adversely affect our ability to sell our properties or the prices that we receive for them upon any sale. In addition, the rights of first refusal may adversely affect the market value of our income-producing property portfolio. See "Description of Our Real Estate Business — Leasing Arrangements — Restrictions on Sales and Tenant Rights to Purchase".

We are subject to competition for the acquisition of new properties and we may not compete successfully, which would limit our ability to invest in and develop new properties.

        We compete for suitable real estate investments with many other parties, including real estate investment trusts, insurance companies and other investors (both Canadian and foreign), which are currently seeking, or which may seek in the future, real estate investments similar to those desired by us. Some of our competitors may have greater financial and operational resources than we do. Accordingly, we may not be able to compete successfully for these investments. Increased competition for real estate investments resulting, for example, from increases in the availability of investment funds or reductions in financing costs would tend to increase purchase prices and reduce the yields from the investments.

We have a limited operating history as an independent operating company.

        We had not operated as a stand-alone company prior to our spin-off from Magna on August 29, 2003. We now function as an operating company independent of Magna, and Magna has no obligation to provide assistance to us or any of our subsidiaries, except as described in "Affiliate Relationships and Transactions — Related Party Transactions". Our limited independent operating history may have a material adverse effect on our operating results.

Risks Related to Our Controlling Shareholder

We are controlled by the Stronach Trust.

        As of March 29, 2006, the Stronach Trust beneficially owns approximately 66.3% of our outstanding Class B Shares. Those shares represent approximately 0.75% of our total outstanding shares and approximately 56.5% of the aggregate voting power of our outstanding shares. Accordingly, the Stronach Trust is deemed to control MID and is able to elect all our directors. Subject to applicable law, the Stronach Trust may, as a practical matter, be able to cause us to effect corporate transactions without the consent of our other shareholders and to control the amount and timing of dividends. In addition, the Stronach Trust is able to cause or prevent a change in our control.

Our controlling shareholder and our Chairman have interests in Magna and MEC that could conflict with the interests of other holders of our shares.

        Mr. Frank Stronach, our Chairman and the Chairman of Magna, and two other members of his family are the trustees of the Stronach Trust. Mr. Stronach is also one of the members of the class of potential beneficiaries of the Stronach Trust. Accordingly, Mr. Stronach may be deemed to beneficially own the shares owned by the Stronach Trust, although he disclaims beneficial ownership for purposes other than for U.S. securities law purposes. Taking into account the shares directly or indirectly owned by, or over which control or direction is exercised by, the Stronach Trust, certain Magna employee compensatory plans, acquisition corporations and estate planning vehicles, associates of Mr. Stronach control approximately 76% of the votes carried by MID's outstanding Class A Subordinate Voting and Class B Shares.

        As of March 29, 2006, the Stronach Trust beneficially owns approximately 66.4% of the outstanding Class B Shares of Magna. Those shares represent approximately 55.6% of the aggregate voting power of Magna's outstanding shares.

        Mr. Stronach is also the Chairman and founder of MEC and will assume the role of MEC's Interim Chief Executive Officer effective March 31, 2006. Taking into account the Class A Subordinate Voting Stock of MEC held or controlled by MID, certain Magna employee compensatory plans, acquisition corporations and estate planning vehicles, Mr. Stronach's associates control approximately 16.9% of the outstanding Class A Subordinate Voting Stock of MEC. In addition, MID, controlled by the Stronach Trust (an associate of Mr. Stronach), holds 58,466,056 shares of MEC Class B Stock, which, when combined with MID's Class A shareholdings, represents in aggregate an approximately 59% equity interest and 96% voting interest in MEC. Mr. Stronach also holds personally the right to acquire 1,000,000 shares of Class A Subordinate Voting Stock of MEC issuable upon the exercise of stock options.

        As a result of these relationships, the interests of the Stronach Trust and our Chairman may not be the same as those of our other shareholders, particularly in connection with corporate transactions that might involve a change in our control, which the Stronach Trust might not favour even if our other shareholders would. Subject to applicable laws regarding related party transactions and the protection of minority shareholders, the fiduciary duties of our directors to act in the best interests of our company and our internal governance procedures, those conflicts of interest could influence decisions made regarding transactions and investments that we effect or choose not to effect in the future, particularly with Magna and MEC. Furthermore, under the applicable laws of Ontario, as a shareholder, the Stronach Trust does not have a fiduciary duty to us or any of our shareholders.

Our transactions with the Magna group may not be on an arm's length basis.

        Virtually all the Real Estate Business' revenue is generated pursuant to leases with the Magna group. Most of these leases were entered into by our predecessor entities while they were wholly-owned subsidiaries of Magna. Although we intended for these leases to be on arm's length commercial terms, there can be no assurance that independent parties negotiating at arm's length would have arrived at the same terms. Since we are under common control with the Magna group, there is a risk that any decisions or actions taken by either of us regarding these leases (including with respect to renewals, amendments, disputes or enforcement proceedings) may not be the same as if we operated on an arm's length basis.

Risks Related to the Real Estate Industry

Real estate investments are subject to numerous risks that could adversely affect our operating results, many of which are beyond our control.

        Because we own, lease and develop real property, we are subject to the risks generally incident to investments in real property. The investment returns available from investments in real estate depend in large part on the amount of income earned and capital appreciation generated by the properties, as well as the expenses incurred. We may experience delays and incur substantial costs in enforcing our rights as lessor under defaulted leases, including costs associated with being unable to rent unleased properties to new tenants on a timely basis or with making improvements or repairs required by a new tenant. In addition, a variety of other factors outside of our control affect income from properties and real estate values, including environmental laws and other governmental regulations, real estate, zoning, tax and eminent domain laws, interest rate levels and the availability of financing. For example, new or existing environmental, real estate, zoning or tax laws can make it more expensive or time consuming to develop real property or expand, modify or renovate existing structures. When interest rates increase, the cost of acquiring, developing, expanding or renovating real property increases and real property values may decrease as the number of potential buyers decreases. In addition, real estate investments are often difficult to sell quickly. Similarly, if financing becomes less available, it becomes more difficult both to acquire and to sell real property. Moreover, governments can, under eminent domain laws, take real property. Sometimes this taking is for less compensation than the owner believes the property is worth. Although we are geographically diversified, any of these factors could have a material adverse impact on our results of operations or financial condition in a particular market.

Real estate development is subject to timing, budgeting and other risks that could adversely affect our operating results.

        We intend to develop properties as suitable opportunities arise, taking into consideration the general economic climate. Real estate development has a number of risks, including risks associated with:

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  construction delays or cost overruns that may increase project costs;

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  receipt of zoning, occupancy and other required governmental permits and authorizations;

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  development costs incurred for projects that are not pursued to completion;

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  so-called acts of God, such as earthquakes, hurricanes, floods or fires that could adversely impact a project;

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  ability to raise capital; and

  •
  governmental restrictions on the nature or size of a project.

        Our development projects may not be completed on time or within budget, which could adversely affect our operating results.

We may be unable to renew leases on favourable terms or find new tenants for vacant properties.

        We may be unable to lease a vacant property in our portfolio on economically favourable terms. In addition, we may not be able to renew an expiring lease or to find a new tenant for the property for which the lease has expired, in each case on terms at least as favourable as the expired lease. Renewal options are generally based on changes in the consumer price index or prevailing market rates. Market rates may be lower at the time of the renewal options, and accordingly, leases may be renewed at lower levels of rent than are currently in place. Our tenants may fail to renew their leases if they need to relocate their operations as a result of changes in location of their customers' operations or if they choose to discontinue operations as a result of the loss of business.

        Many factors will affect our ability to lease vacant properties, and we may incur significant costs in making property improvements or repairs required by a new tenant. In addition, we may incur substantial costs in protecting our investments in leased properties, particularly if we experience delays and limitations in enforcing our rights against defaulting tenants. Furthermore, if one of our tenants rejects or terminates a lease under the protection of bankruptcy, insolvency or similar laws, our cash flow could be materially adversely affected. The failure to maintain a significant number of our income-producing properties under lease would have a material adverse effect on our financial condition and operating results.

Environmental compliance costs and liabilities with respect to our real estate may adversely affect us.

        Under various federal, state, provincial and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in an affected property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of hazardous or toxic substances, or the failure to remediate properly, may materially impair the value of our real property assets or adversely affect our ability to borrow by using such real property as collateral. Certain environmental laws and common law principles could be used to impose liability for releases of hazardous materials, including asbestos-containing materials, into the environment, and third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released asbestos-containing materials or other hazardous materials. As an owner of properties, we are subject to these potential liabilities.

        Capital and operating expenditures necessary to comply with environmental laws and regulations, to defend against claims of liability or to remediate contaminated property may have a material adverse effect on our results of operations and financial condition. We may also become subject to more stringent environmental standards as a result of changes to environmental laws and regulations, compliance with which may have a material adverse effect on our results of operations and financial condition. Moreover, environmental laws may impose restrictions on the manner in which a property may be used or transferred or in which businesses may be operated, limiting development or expansion of our property portfolio or requiring significant expenditures.

Risks Related to Our Financial Statements

Certain of our financial statements have been "carved out" from the consolidated financial statements of Magna and may not entirely reflect our financial condition and results of operations on a stand-alone basis.

        Our historical financial statements for 2003 have been "carved out" from the consolidated financial statements of Magna and may not be indicative of our financial condition and results of operations had we actually operated on a stand-alone basis during the period presented. In particular, our costs and expenses could have been different had we been operating on a stand-alone basis. The operating costs included in the combined financial statements do not include any allocation of financial reporting, governance, investor relations and other costs that MID now incurs as a stand-alone public company. In addition, interest costs in the combined financial statements are predominantly based on intercompany interest charges from Magna and may not be indicative of interest costs to be incurred by MID as a stand-alone public company.

Risks Related to Our Investment in Magna Entertainment Corp.

        Because our holdings in MEC represent approximately 96% of the total voting power of its outstanding stock and approximately 59% of the total equity interest in MEC, we are required to consolidate the financial position and operating results of MEC with those of the Real Estate Business. MEC represented approximately 48% of our consolidated assets, excluding MEC's assets held for sale, at December 31, 2005 and 82% of our consolidated revenues from continuing operations for the year ended December 31, 2005, and materially affects our consolidated net income. Accordingly, the risks related to MEC are also risks to our combined financial condition and operating results and the market value of our investment in MEC.

        MEC's business is subject to different risk factors than the Real Estate Business. For a discussion of the risks associated with MEC, please refer to the section of MEC's Annual Report for the year ended December 31, 2005 on Form 10-K (the "MEC 10-K") entitled "Risk Factors", which section is hereby incorporated by reference. MEC's complete 10-K is available on the Canadian Securities Administrators' System for Electronic Document Analysis and Retrieval ("SEDAR") at www.sedar.com and on the U.S. Securities and Exchange Commission's ("SEC") website at www.sec.gov. We have separately filed on SEDAR all of the portions of MEC's 10-K that we are incorporating by reference into this annual report. MEC has its own Board of Directors and management team, who have prepared MEC's 10-K independently. MID has not verified, nor do we take responsibility for, the accuracy or completeness of the information contained in MEC's 10-K.

The credit rating of our debt may be reduced to below investment-grade as a result of the economic situation and outlook of MEC.

        We have previously been informed by one of the rating agencies that if the overall financial situation at MEC continues to weaken, MID is at risk of having the credit rating of its debt downgraded to below investment-grade. Should this occur, our ability to access the capital markets on favourable terms would be adversely affected and our borrowing costs would significantly increase.

AFFILIATE RELATIONSHIPS AND TRANSACTIONS

Relationship with Our Controlling Shareholder

        As of March 29, 2006, the Stronach Trust beneficially owns approximately 66.3% of our outstanding Class B Shares, and as such is able to elect all our directors. Therefore, the Stronach Trust may be able to cause us to effect certain corporate transactions without the consent of our other shareholders and to control the amount and the timing of dividends, subject in each case to applicable laws regarding related party transactions and the protection of minority shareholders, the fiduciary duties of our directors to act in the best interests of our company and our internal governance procedures. In addition, the Stronach Trust is able to cause or prevent a change in our control. Furthermore, under the applicable laws of Ontario, as a shareholder, the Stronach Trust does not have a fiduciary duty to us or any of our shareholders.

        The Stronach Trust also controls Magna through the right to direct votes attaching to Class B Shares of Magna, which carry a majority of the votes attaching to the outstanding voting shares of Magna. Magna and MID are related parties due to the fact that both entities are under the control of the Stronach Trust.

        Mr. Frank Stronach, the Chairman of MID, Magna and MEC, and two other members of his family are the trustees of the Stronach Trust. Mr. Stronach is also one of the members of the class of potential beneficiaries of the Stronach Trust. Accordingly, Mr. Stronach may be deemed to beneficially own the shares owned by the Stronach Trust, although he disclaims beneficial ownership for purposes other than for U.S. securities law purposes. We believe that there are significant benefits derived from Mr. Stronach's role as Chairman of our company. In particular, we are able to benefit from Mr. Stronach's experience and track record in establishing companies with successful and entrepreneurial corporate cultures, and from his substantial experience with the Magna group.

        The Company holds an approximate 59% equity and 96% voting interest in MEC, and as such is deemed to control MEC and is able to elect all of MEC's directors. Therefore, the Company is able to cause MEC to effect certain corporate transactions without the consent of MEC's minority stockholders, subject to applicable law and the fiduciary duties of MEC's directors and officers. In addition, the Company is able to cause or prevent a change in control of MEC.

Related Party Transactions

        Virtually all the Real Estate Business' rental revenue is obtained from the Magna group pursuant to our leases with it. We have entered into or propose to enter into various transactions with members of the Magna group, including substantially all our existing leases and certain services arrangements. We expect to enter into additional leases and agreements with Magna from time to time in the future, the terms of which will be determined by negotiations at such time and, in the case of material agreements, will be subject to approval by a special committee comprised of independent members of our Board of Directors. There can be no assurance that transactions between us and Magna have been or will be on the same terms as would be negotiated between arm's length parties. Subject to certain exceptions, rules of applicable Canadian securities regulatory authorities require issuers involved in a "related party transaction" to obtain an independent valuation and the approval of the transaction by a majority of minority shareholders. We intend to comply with these and any other applicable regulatory requirements. See "Risk Factors — Risks Related to Our Controlling Shareholder".

        Magna made a commitment to its shareholders that it would not, during the period ending May 31, 2006, without the prior consent of the holders of a majority of Magna's Class A subordinate voting shares: (i) make any further debt or equity investment in, or otherwise give financial assistance to, MEC or any of MEC's subsidiaries; or (ii) invest in any non-automotive-related businesses or assets other than through its investment in MEC (which investment is now held by the Company as a result of the spin-out of the Company from Magna on August 29, 2003). Magna's commitment is contained in a Forbearance Agreement dated as of February 8, 2000 between MEC and Magna and of which Magna's shareholders are express third-party beneficiaries. The Company is not a party to, and is not bound by, the Forbearance Agreement. Magna has announced that it will not be extending the Forbearance Agreement beyond May 31, 2006.

        As described below under "Material Contracts", we are currently party to two project financing facilities and a bridge loan with MEC and certain of its subsidiaries. Each of these transactions, as well as all amendments to the terms of the arrangements, were approved by the MID board of directors (with Messrs. Stronach and Mills refraining from voting given their positions as directors of MEC) based on recommendations from a special committee comprised of independent members of our Board of Directors. Each of MID and the special committee engaged financial and legal advisors to assist in the deliberations relating to such related party transactions with MEC.

        For further information on related party transactions, please refer to notes 23 and 27 to our consolidated financial statements for the year ended December 31, 2005, which notes are hereby incorporated by reference. Our consolidated financial statements for the year ended December 31, 2005 and the notes thereto are available on SEDAR at www.sedar.com.

MAGNA ENTERTAINMENT CORP.

        MEC is a separate public company with its own board of directors (which includes a majority of outside directors and two directors who sit on our board) and management team. As of March 29, 2006, our investment in MEC consists of 58,466,056 shares of its Class B Stock and 4,362,328 shares of its Class A Subordinate Voting Stock, representing approximately 96% of the total voting power of its outstanding stock and approximately 59% of the total equity interest in MEC. The Class B Stock of MEC is entitled to 20 votes per share and is convertible into shares of MEC's Class A Subordinate Voting Stock on a one-for-one basis. MEC's Class A Subordinate Voting Stock trades on the Nasdaq National Market under the trading symbol "MECA" and on the TSX under the trading symbol "MEC.SV.A".

        We may make further investments in MEC, whether in the form of debt, equity or otherwise, or we may decrease our holdings in MEC. We are not subject to any restrictions regarding future investments in MEC and have not guaranteed any of MEC's debt obligations or other commitments.

Business of Magna Entertainment Corp.

        For a discussion of MEC's business, please refer to the following sections of MEC's 10-K: (i) the 10 introductory paragraphs to the section entitled "Our Business"; (ii) "Our Business — Our History"; (iii) "Our Business — Our Properties; (iv) "Our Business — Training Centers"; (v) "Our Business — Account Wagering Operations"; (vi) "Our Business — Television Distribution"; (vii) "Our Business — Magna 5 Pick 5"; (viii) "Our Business — Sunshine Millions"; (ix) "Our Business — StreuFex"; (x) "Our Business — Dixon Downs Development"; (xi) "Our Business — Michigan Racetrack Development"; (xii) "Our Business — Competition"; (xiii) "Our Business — Government Regulation"; (xiv) "Our Business — Our Real Estate Portfolio"; (xv) "Our Business — Environmental Matters"; (xvi) "Our Business — Employees"; (xvii) "Risk Factors"; (xviii) "Legal Proceedings"; (xix) "Management's Discussion and Analysis of Financial Condition and Results of Operations — Recent Developments and Initiatives"; and (xx) "Management's Discussion and Analysis of Financial Condition and Results of Operations — Seasonality", which sections are hereby incorporated by reference. MEC's complete 10-K is available on SEDAR at www.sedar.com and on the SEC's website at www.sec.gov. We have filed on SEDAR all of the portions of MEC's 10-K that we are incorporating by reference into this annual report. MEC has its own Board of Directors and management team, who have prepared MEC's 10-K independently. MID has not verified, nor do we take responsibility for, the accuracy or completeness of the information contained in MEC's 10-K.

DESCRIPTION OF MAGNA INTERNATIONAL INC.

        Magna is the most diversified automotive components supplier in the world and members of the Magna group are the tenants of virtually all our income-producing properties. Magna is a public company, with its Class A Subordinate Voting Shares listed for trading on the NYSE and the TSX and its Class B Shares listed for trading on the TSX. Our Chairman, Frank Stronach, is also the founder and Chairman of the Board of Directors of Magna and both we and Magna are controlled by the Stronach Trust. See "Affiliate Relationships and Transactions — Relationship with Our Controlling Shareholder".

Business and Operations of Magna

        Magna designs, develops and manufactures automotive systems, assemblies, modules and components, and engineers and assembles complete vehicles, primarily for sale to original equipment manufacturers of cars and light trucks in North America, Europe, South America and Asia.

        Magna's sales for the year ended December 31, 2005 were approximately $22.8 billion and its net income for the same period was approximately $639 million. Magna benefits from a strong financial profile. As an investment grade issuer, Magna is currently rated "A" with a negative outlook by S&P and "A" with a stable outlook by DBRS. As at December 31, 2005, Magna employed over 82,000 people and operated 224 manufacturing facilities, as well as 60 product development and engineering centres, in 22 countries.

        In October 2004, Magna announced its intention to take each of its publicly traded subsidiaries private to further enhance its overall competitiveness. During the first and second quarters of 2005, Magna completed the privatizations of Tesma, Decoma and Intier.

        Following the privatizations, Magna's operating divisions are grouped along product lines into ten broad product areas: metal body and chassis, closures, electronics, exteriors, interiors, mirrors, powertrain, roof systems, seating, and complete vehicle engineering and assembly.

        Magna's primary customers in North America include General Motors, DaimlerChrysler (including Mercedes), Ford (including Mazda), Honda, Renault-Nissan, Toyota, BMW, Volkswagen and Mitsubishi. Magna's North American consolidated production sales accounted for approximately 50% and 47% of its consolidated sales for each of 2005 and 2004, respectively. Magna's primary customers in Europe include BMW (including MINI and Rolls Royce), DaimlerChrysler (including Mercedes, Chrysler and smart), Volkswagen (including Audi, Skoda, SEAT and Bentley), General Motors (including Saab, Opel, Vauxhall and Suzuki), Ford (including Volvo, Jaguar, Land Rover and Aston Martin), Renault-Nissan, Fiat, Porsche, Toyota, PSA Peugeot Citroën and Honda. Magna's European consolidated production and vehicle assembly sales accounted for approximately 40% and 45% of its consolidated sales for 2005 and 2004, respectively.

Trends

        The Magna group contributes in excess of 98% of the rental revenues of our Real Estate Business and so the trends in the automotive sector have an impact on our Real Estate Business. A number of trends have had a significant impact on the global automotive industry, including:

  •
  growth of Asian-based automobile manufacturers in North America and Europe and declining production market shares at certain of Magna's traditional North American and European customers;

  •
  growth of the automotive industry in China, Korea, India and other Asian countries, as well as parts of eastern Europe, and the migration of manufacturing to such lower cost countries;

  •
  increased pressure by automobile manufacturers on automotive suppliers to reduce their prices, including through retroactive price reductions, and bear additional costs;

  •
  increases in steel, resin and other commodity prices;

  •
  deterioration of the financial condition of the automotive supply base and automobile manufacturers;

  •
  consolidation of automotive suppliers;

  •
  increased engineering capabilities required in order to be awarded new business for more complex systems and modules;

  •
  increased outsourcing of larger modules;

  •
  increased prevalence of vehicles built off high-volume global vehicle platforms; and

  •
  increased customer and consumer demand for lighter vehicles, additional safety features, improved comfort, convenience and space optimization features, alternative fuel systems and advanced electronics systems.

        In the short-term, Magna seeks to refine its operations through continuous improvement, while refining its product strategy to target specific customers. More generally, Magna aims to capitalize on the recent trends in the automotive industry discussed above, including by diversifying its customer base, expanding its manufacturing footprint, continuing to emphasize technology and innovation, capitalizing on increased outsourcing and growing its content per vehicle through new, successor and takeover business.

DESCRIPTION OF CAPITAL STRUCTURE

Public Debt

        In December 2004, we issued Cdn.$265 million of 6.05% Senior Unsecured Debentures due December 22, 2016 at a price of Cdn.$995.70 per Cdn.$1,000 of principal amount. Pursuant to the terms of the indenture governing the Debentures, the aggregate principal amount of total funded debt of the Real Estate Business cannot exceed 40% of its total capitalization.

Share Capital

        Our authorized share capital consists of an unlimited number of Class A Subordinate Voting Shares, 706,170 Class B Shares and an unlimited number of Preference Shares issuable in series, all with no par value. As of March 29, 2006, there were 47,742,083 Class A Subordinate Voting Shares, 548,238 Class B Shares and no Preference Shares issued and outstanding, and the votes attached to our Class A Subordinate Voting Shares represented 14.8% of the aggregate voting rights attached to our securities. As at December 31, 2005, options to purchase an aggregate of 220,000 Class A Subordinate Voting Shares at Cdn.$31.85 per share and options to purchase an aggregate of 170,000 Class A Subordinate Voting Shares at $35.62 were issued and unexercised under the Stock Option Plan. At December 31, 2005, 2,300,000 Class A Subordinate Voting Shares remained available for future issuance under the Stock Option Plan, excluding securities issuable upon conversion of outstanding options. On January 31, 2006, 10,000 options to purchase Class A Subordinate Voting Shares were issued under the Stock Option Plan to each of two directors, all of which were outstanding as of March 29, 2006. Such options were granted for a term of 10 years ending January 31, 2016, at an exercise price of Cdn$39.12 and vested as to 40% on the date of grant and another 20% vesting on each of January 31, 2007, 2008 and 2009.

Class A Subordinate Voting Shares

        The holders of our Class A Subordinate Voting Shares are entitled:

  •
  to one vote for each Class A Subordinate Voting Share held (together with the holders of our Class B Shares, which are entitled to vote at such meetings on the basis of 500 votes per Class B Share held) at all meetings of our shareholders other than meetings of the holders of another class or series of shares;

  •
  on a pro rata basis with the holders of our Class B Shares, to receive any dividends (except for stock dividends as described below) that may be declared by our Board of Directors, subject to the preferential rights attaching to shares ranking in priority to our Class A Subordinate Voting Shares and Class B Shares; and

  •
  after the payment of all our liabilities and subject to the rights of the holders of our shares ranking in priority to our Class A Subordinate Voting Shares and our Class B Shares (including holders of our Preference Shares), to receive, on a pro rata basis with the holders of our Class B Shares, all our property and net assets available for distribution in the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, or any other distribution of our assets among our shareholders for the purpose of winding-up our affairs.

Class B Shares

        The holders of our Class B Shares are entitled:

  •
  to 500 votes for each Class B Share held (together with the holders of our Class A Subordinate Voting Shares, which are entitled to vote at such meetings on the basis of one vote per share held) at all meetings of our shareholders other than meetings of the holders of another class or series of shares;

  •
  on a pro rata basis with the holders of our Class A Subordinate Voting Shares, to receive any dividends (except for stock dividends as described below) that may be declared by our Board of Directors, subject to the preferential rights attaching to shares ranking in priority to our Class B Shares and our Class A Subordinate Voting Shares;

  •
  after the payment of all our liabilities and subject to the rights of the holders of our shares ranking in priority to our Class B Shares and our Class A Subordinate Voting Shares (including holders of our Preference Shares), to receive, on a pro rata basis with the holders of our Class A Subordinate Voting Shares, all our property and net assets available for distribution in the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, or any other distribution of our assets among our shareholders for the purpose of winding-up our affairs; and

  •
  from time to time, to convert our Class B Shares into our Class A Subordinate Voting Shares on a one-for-one basis.

Stock Dividends

        Under our articles of amalgamation, our Board of Directors may declare a simultaneous dividend payable on our Class A Subordinate Voting Shares in our Class A Subordinate Voting Shares and payable on our Class B Shares in our Class A Subordinate Voting Shares or in our Class B Shares. No dividend payable in our Class B Shares may be declared on our Class A Subordinate Voting Shares.

Preference Shares

        Our Board of Directors may, without the approval of any of our shareholders, fix the number of shares in and determine the attributes of an individual series of Preference Shares and issue shares of such series from time to time. The shares of each such series will be entitled to a preference over our Class A Subordinate Voting Shares and our Class B Shares but will rank equally with the Preference Shares of every other series with respect to the payment of dividends and in the distribution of all our property and net assets available for distribution in the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, or any other distribution of our assets among our shareholders for the purpose of winding-up our affairs.

Amendments to the Share Provisions and Other Matters

        The provisions attaching to our Preference Shares, to a series of Preference Shares, to our Class A Subordinate Voting Shares and to our Class B Shares may not be deleted or varied without the approval of the holders of the class or series concerned. In addition, no shares of a class ranking prior to or on a parity with our Preference Shares, our Class A Subordinate Voting Shares or our Class B Shares may be created without the approval of the holders of the class or each series of the class concerned. Any approval required to be given must be given by the vote of two-thirds of those present or voting at a meeting of the holders of the class or series concerned duly called for that purpose in addition to any other consent or approval required by law.

        Neither our Class A Subordinate Voting Shares nor our Class B Shares may be subdivided, consolidated, reclassified or otherwise changed unless, contemporaneously therewith, the other class of shares is subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

Takeover Protection

        Under applicable Canadian law, an offer to purchase our Class B Shares would not necessarily result in an offer to purchase our Class A Subordinate Voting Shares. Accordingly, our articles of amalgamation provide that our Class A Subordinate Voting Shares are convertible into our Class B Shares on a one-for-one basis, at the option of the holder, upon an offer being made for our Class B Shares where:

(1)
by reason of applicable securities legislation or stock exchange requirements, the offer must be made to all holders of Class B Shares; and

(2)
no equivalent offer is made for our Class A Subordinate Voting Shares;

for the purpose of allowing the holders of our Class A Subordinate Voting Shares to tender into such offer.

Credit Facility

        We have an unsecured senior revolving credit facility in the amount of $50.0 million. The credit facility is available by way of U.S. or Canadian dollar loans or letters of credit. The credit facility expires on December 22, 2006, unless extended with the consent of both parties. Interest on drawn amounts is calculated based on an applicable margin determined by the Real Estate Business' ratio of funded debt to earnings before interest, income tax expense, depreciation and amortization. Currently, we are subject to the lowest applicable margin available, with drawn amounts incurring interest at LIBOR or bankers' acceptance rates plus 1.0%, or the U.S. base or Canadian prime rate. The credit facility contains negative and affirmative financial and operating covenants. At December 31, 2005, we were in compliance with all of these covenants. At December 31, 2005, we had no borrowings under the facility, but we had issued letters of credit totaling $0.3 million.

Credit Ratings

        Our senior unsecured indebtedness, including our senior unsecured debentures, currently has a rating of BBB (high) from DBRS and a rating of Baa3 from Moody's Investors Service, Inc. ("Moody's").

        According to the DBRS rating system, long-term debt rated BBB is of adequate credit quality. Protection of interest and principal is considered acceptable, but the entity is fairly susceptible to adverse changes in financial and economic conditions, or there may be other adverse conditions present which reduce the strength of the entity and its rated securities. Each rating category is denoted by the subcategories "high" and "low". The absence of either a "high" or "low" designation indicates the rating is in the "middle" of the category. DBRS also assigns rating trends to each of its ratings to give investors an understanding of DBRS' opinion regarding the outlook for the rating in question.

        According to Moody's rating system, debt securities rated Baa are subject to moderate credit risk. They are considered medium-grade and as such may possess certain speculative characteristics. Numerical modifiers 1, 2 and 3 are applied to each rating category, with 1 indicating that the obligation ranks in the higher end of the category, 2 indicating a mid-range ranking and 3 indicating a ranking in the lower end of the category.

DIVIDEND POLICY

MID

        Holders of our Class A Subordinate Voting Shares and our Class B Shares are entitled to receive such dividends as may be declared by our Board of Directors on a pro rata basis, subject to the preferential rights attaching to our Preference Shares (none of which has been issued as of March 29, 2006) and to any other of our shares ranking in priority to our Class A Subordinate Voting Shares and our Class B Shares (none of which has been issued as of March 29, 2006).

        Subject to applicable law, we expect to pay dividends on our Class A Subordinate Voting Shares and Class B Shares in accordance with a dividend policy to be determined by our Board of Directors from time to time. The dividend rate will be established by our Board having regard to our financial resources, cash requirements, the Company's policy to retain a significant portion of its cash flow to fund future growth and other relevant factors.

        During 2005, the Company paid one quarterly dividend of $0.09 per Class A Subordinate Voting Share and Class B Share in respect of the fourth quarter of fiscal 2004 and three quarterly dividends of $0.15 per Class A Subordinate Voting Share and Class B Share for each of the first three quarters in fiscal 2005. During 2004, the Company paid four quarterly dividends of $0.09 per Class A Subordinate Voting Share and Class B Share in respect of the fourth quarter of fiscal 2003 and each of the first three quarters in fiscal 2004. No dividends were paid in fiscal 2003. The first quarterly dividend of fiscal 2006, $0.15 per share in respect of the fourth quarter of 2005, is payable on or after April 15, 2006 to shareholders of record at the close of business on March 31, 2006.

MEC

        MEC has never declared or paid dividends on its Class A Subordinate Voting Stock or Class B Stock and it does not anticipate declaring or paying cash dividends until it generates after-tax profits, if ever. The holders of MEC's Class A Subordinate Voting Stock and Class B Stock are entitled to receive their proportionate share of dividends declared by MEC's board of directors, except in the case of certain stock dividends. Any dividends will be declared on MEC's Class A Subordinate Voting Stock and Class B Stock in accordance with its restated certificate of incorporation, including its Corporate Constitution, which sets forth certain dividend entitlements for MEC's stockholders if it generates after-tax profits, subject to applicable law.

MARKET FOR SECURITIES

        Our Class A Subordinate Voting Shares and our Class B Shares are listed and posted for trading on the TSX under the symbols "MIM.SV.A" and "MIM.MV.B", respectively, and our Class A Subordinate Voting Shares are listed and posted for trading on the NYSE under the symbol "MIM".

        The following table provides information regarding the price range and volume traded for our Class A Subordinate Voting Shares and our Class B Shares on the TSX on a monthly basis for each month of the year ended December 31, 2005.

	Class A Subordinate Voting Shares			Class B Shares
	High (Cdn.$)	Low (Cdn.$)	Traded Volume	High (Cdn.$)	Low (Cdn.$)	Traded Volume
January 2005	38.65	34.57	426,000	37.01	36.81	100
February 2005	42.68	37.50	391,900	—	—	—
March 2005	42.00	38.20	3,244,100	—	—	—
April 2005	39.35	35.88	1,302,000	—	—	—
May 2005	38.61	36.25	1,139,100	—	—	—
June 2005	39.25	37.75	1,111,600	—	—	—
July 2005	40.70	38.25	1,065,000	—	—	—
August 2005	44.35	38.18	692,600	42.00	37.01	500
September 2005	41.45	38.31	602,100	40.02	40.00	300
October 2005	39.63	35.83	1,271,800	—	—	—
November 2005	41.75	36.50	1,017,800	40.00	38.01	200
December 2005	40.68	38.94	231,500	40.01	38.01	100

        In December 2004, we issued Cdn.$265 million of 6.05% Senior Unsecured Debentures due December 22, 2016 at a price of Cdn.$995.70 per Cdn.$1,000 of principal amount.

DIRECTORS AND OFFICERS; AUDIT COMMITTEE

        The following table provides the name, province or state and country of residence, the position and office held with us and the present principal occupation (if not with the Company) of each of our directors and officers and, with respect to our directors, the date since which such director has served on our board:

Name, Province/State and Country of Residence	Position and Office Held with the Company	Present Principal Occupation (if not with the Company)	Director Since
Frank Stronach(1) Oberwaltersdorf, Austria	Chairman of the Board and Director	Partner, Stronach & Co. (Consultant)	August 29, 2003
Dennis J. Mills(1) Ontario, Canada	Vice-Chairman of the Board and Director	N/A	August 30, 2004
The Honourable M. Douglas Young, P.C.(2)(3) New Brunswick, Canada	Lead Director	Chairman, Summa Strategies Canada Inc., which provides strategic counsel and advice on government relations and the development and management of public policy	August 30, 2004
Barry B. Byrd Florida, USA	Director	Partner, Pineiro, Wortman & Byrd, P.A., a law firm	August 29, 2003
Neil G. Davis(3)(4) Ontario, Canada	Director	Partner, Davis Webb LLP (Barristers and Solicitors)	March 17, 2005
Philip K. Fricke(2)(3)(4) New Jersey, USA	Director	President, PKF Financial Consultants, Inc., a strategic and financial planning, execution and communications firm for public companies	August 29, 2003
Manfred Jakszus(2) Enzersdorf, Austria	Director	Independent investor and real estate developer	August 29, 2003
Judson D. Whiteside(4) Ontario, Canada	Director	Chairman and Chief Executive Officer, Miller Thomson LLP (Barristers and Solicitors)	March 17, 2005
John D. Simonetti Ontario, Canada	Chief Executive Officer; Director	N/A	March 8, 2005
Doug R. Tatters. Ontario, Canada	Executive Vice-President and Chief Financial Officer	N/A	N/A
Richard J. Crofts Ontario, Canada	Executive Vice-President, Corporate Development, General Counsel and Secretary	N/A	N/A
Robert S. Mintzberg Ontario, Canada	Controller	N/A	N/A

Notes:

(1)
Member of the Board of Directors of MEC and the MEC Executive Management Committee.

(2)
Member of the Special Committee of Independent Directors, chaired by Douglas Young.

(3)
Member of the Audit Committee, chaired by Philip K. Fricke.

(4)
Member of the Corporate Governance and Compensation Committee, chaired by Judson Whiteside.

        As of March 29, 2006, our directors and executive officers as a group (12 persons) beneficially owned, directly or indirectly, or exercised control or direction over, 2,261,622 of our outstanding Class A Subordinate Voting Shares, representing approximately 4.7% of our outstanding Class A Subordinate Voting Shares, 485,006 of our outstanding Class B Shares, representing approximately 88.5% of our outstanding Class B Shares, 8,716,589 shares of Class A Subordinate Voting Stock of MEC, representing approximately 17.8% of the outstanding shares of Class A Subordinate Voting Stock of MEC, and 58,466,056 shares of Class B Stock of MEC, representing all of the outstanding Shares of Class B Stock of MEC. The majority of these shareholdings are attributable to associates of Mr. Stronach.

        Directors are elected to serve until the next annual meeting of our shareholders. Officers serve at the pleasure of our board of directors.

        Certain background concerning our directors and officers, including their principal occupations over the last five years, is summarized below.

Frank Stronach — Chairman of the Board and Director

        Mr. Stronach is the founder and Chairman of Magna, the most diversified automotive components supplier in the world. Mr. Stronach was born in Weiz, Austria and immigrated to Canada in 1954 with a working background in tool and machine engineering. In 1957, he formed a tool and die company in Toronto, Multimatic Investments Limited, which subsequently expanded into the production of automotive components. In 1969, Multimatic Investments Limited merged with Magna Electronics Corporation Limited (which ultimately became Magna International Inc.), with Mr. Stronach as one of the controlling shareholders. Under Mr. Stronach's leadership, Magna launched a major North American expansion in the mid to late 1980s and a major global expansion in the early 1990s, which saw Magna broaden its base of operations in Europe, Asia and South America. In 1999, Mr. Stronach became the founder and Chairman of MEC. Mr. Stronach also currently serves as the Chairman of the MEC Executive Management Committee and will assume the role of MEC's Interim Chief Executive Officer effective March 31, 2006. Mr. Stronach is a leading owner of thoroughbred racehorses in North America. He has served on numerous corporate, government and university boards and has provided assistance to a wide range of charitable and community service organizations. Mr. Stronach is the recipient of numerous honourary degrees and awards, including induction into the Canadian Business Hall of Fame.

Dennis J. Mills — Vice-Chairman of the Board and Director

        Mr. Mills is a former Vice-President of Magna from 1984 to 1987 and served as a Member of Parliament in Canada's federal parliament from 1988 to 2004. While a Member of Parliament, Mr. Mills was Parliamentary Secretary to the Minister of Industry from 1993 to 1996, the Parliamentary Secretary to the Minister of Consumer and Corporate Affairs from 1993 to 1995 and the Chair of the Committee studying the Industry of sport in Canada. Mr. Mills was the Senior Policy Advisor to the Cabinet Committee on Communications (1980-1984), Advisor to the Minister of Energy (1980-1981), Senior Advisor to the Minister of Multiculturalism (1980), and Senior Communications Advisor to the Prime Minister of Canada, The Right Honourable Pierre Elliott Trudeau (1980-1984). Mr. Mills is Vice-Chairman of MEC and a member of its Executive Management Committee.

The Honourable M. Douglas Young, P.C. — Lead Director

        Mr. Young is Chairman of Summa Strategies Canada Inc. and Connors Bros. Income Fund. Mr. Young, a former director of Tesma, serves on the Board of Directors of Magellan Aerospace Corporation, Australia Railroad Group PTY Ltd., Genesee & Wyoming Inc., and is Counsel to Atlantic Canada Lawyers, Patterson Palmer. Mr. Young was a federal Member of Parliament from 1988 to 1997 and between 1993 and 1997 he served at various times as Canada's Minister of Transport, Minister of Human Resources Development or Minister of National Defence and Veterans Affairs.

        Mr. Young is also Chairman of the Board of Trustees of Heating Oil Partners Income Fund (the "Fund"). In September of 2005, the Fund's operating subsidiary, Heating Oil Partners, L.P., filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code and obtained recognition of the Chapter 11 proceedings in Canada under the Companies' Creditors Arrangement Act (Canada). Following the bankruptcy filings, the TSX suspended trading of the Fund's units on October 20, 2005 and delisted the Fund on November 7, 2005. In February of 2006, the Fund announced that it had been advised by the Ontario Securities Commission that it will issue an issuer cease trade order following the Fund's failure to file its December 31, 2005 interim financial statements (which were due on March 1, 2006). The Fund also announced that it expects that other Canadian securities regulatory authorities will issue comparable orders.

Barry B. Byrd — Director

        Mr. Byrd has been a partner of the law firm of Pineiro, Wortman & Byrd, P.A. in Palm Beach Gardens, Florida, since February of 2003. Prior to co-founding his current law firm, Mr. Byrd practised with Watterson, Hyland & Klett, P.A. in Palm Beach Gardens, Florida since 1996. Mr. Byrd has been practising law in the State of Florida for over 23 years and has been certified as a real estate specialist by the Florida Bar Association. He has been involved with numerous civic organizations in Palm Beach County, such as the Northern Palm Beaches Chamber of Commerce, where he acted as both President and director and the Abacoa Partnership for Community, where he is currently a director and the Chairperson. Mr. Byrd earned his B.A. in economics in 1977 and his J.D. in 1979, both from Stetson University, Florida. Mr. Byrd was formerly a director of Tritec Power Systems, Ltd., which ceased doing business in 2001, at which time a cease trade order was issued.

Neil G. Davis — Director

        Mr. Davis is a partner with the law firm of Davis Webb LLP where he practices with an emphasis on municipal, planning and environmental work and expertise in commercial real estate and corporate law. Mr. Davis is a former director of Intier and a former director of Decoma. He also serves as Chairman of the Georgian Bay Land Trust, past Director of the Community Care Access Centre of Peel, past Governor of Sheridan College, past Chair of leadership gifts for YMCA Capital Campaign, and present and past Director of a number of local community organizations.

Philip K. Fricke — Director

        Mr. Fricke is the founder and President of PKF Financial Consultants, Inc., a strategic and financial planning, execution and communications firm for public companies that he started in 2001. Prior to that, Mr. Fricke spent more than 25 years working on Wall Street as a "sell side" securities analyst covering the automotive sector, principally at LF Rothschild, Goldman Sachs, and Prudential Securities, and most recently at CIBC Oppenheimer from September 1998 to November 1999 and at First Union Securities from January 2000 to March 2001. Mr. Fricke serves on the Board of Directors of Interchange Corporation. Mr. Fricke holds a B.A. in psychology, M.A. in psychology and M.B.A. in finance and economics, all from Fairleigh Dickinson University.

Manfred Jakszus — Director

        Mr. Jakszus is an independent investor and developer of real estate projects in Austria. Between 1980 and 1990, he held the position of head of facility management at Austrian Central Bank. Mr. Jakszus co-founded IG-Immobilien, the Austrian Central Bank's real estate subsidiary, in 1991. As managing director of IG-Immobilien from 1991 until 2002, Mr. Jakszus established administration, facilities management and real estate development departments. He also acted as chief executive officer of two real estate companies in Brussels and Amsterdam in the 1990s and has been involved in the development and renting of industrial real estate and shopping malls. Mr. Jakszus retired as managing director of IG-Immobilien in 2002.

Judson D. Whiteside — Director

        Mr. Whiteside is a Senior Partner of Miller Thomson LLP, and is currently Chair and Chief Executive Officer of that law firm. Mr. Whiteside is a former director of Tesma. Mr. Whiteside is also Past President of the Canadian Cancer Society, South Central Ontario, Member of the Board of Governors of the University of Waterloo, Chairman of the Board of the Miller Thomson Foundation, Director of the Direct Sellers Association and Honorary Director of the Canadian Professional Golfers' Association.

John D. Simonetti — Chief Executive Officer; Director

        Mr. Simonetti has served as our Chief Executive Officer since September 2004 and prior to that as our Vice-President and Chief Financial Officer since August 2003. Mr. Simonetti was appointed to our Board on March 8, 2005. Before joining our company, Mr. Simonetti was employed by Magna, most recently as Vice-President, Taxation. Mr. Simonetti previously held the position of Assistant Vice-President, Taxation of Magna from September 1997 to December 1998, and has been involved in a broad range of financings, acquisitions, restructurings and other transactions for Magna and its operating groups, including our company. Prior to joining Magna, Mr. Simonetti was employed by Coopers & Lybrand in Toronto from 1985 to 1995, where his last position held was that of Tax Principal.

Doug R. Tatters — Executive Vice-President and Chief Financial Officer

        Mr. Tatters, a chartered accountant, has served as our Executive Vice-President and Chief Financial Officer since September 2004. Prior to his appointment at MID, Mr. Tatters had been Vice-President and Controller of MEC since March 2001. Prior to joining MEC, Mr. Tatters worked as a consultant with Decoma for approximately six months. From September 1998 to June 2000, he served as Vice-President, Operations and Finance at Canada's largest manufacturer and distributor of paint sundry products. Immediately prior to that, he was the Controller of Magna from February 1996 to September 1998. Prior to joining Magna, Mr. Tatters was a Principal in the General Practice Group at Coopers & Lybrand in Toronto.

Richard J. Crofts — Executive Vice-President, Corporate Development, General Counsel and Secretary

        Mr. Crofts has served as our Executive Vice-President, Corporate Development, General Counsel and Secretary since October 2004 after joining the company as Vice-President, Corporate Development, and Assistant General Counsel in September 2004. Prior to that, he served as Vice-President, Legal & Corporate Development of MEC from November 2003 to September 2004, as Vice-President, Corporate Development of MEC from May 2003 to November 2003, and as Corporate Counsel of MEC from April 2002 to May 2003. Prior to joining MEC, Mr. Crofts was an associate attorney with the Toronto office of the New York law firm of Shearman & Sterling LLP from September 1999 to April 2002. He is a member of the bar in both New York State and Ontario.

Robert S. Mintzberg — Controller

        Mr. Mintzberg, a chartered accountant, has served as our Controller since December 2004 and was appointed an officer of MID on March 1, 2005. Prior to joining MID, Mr. Mintzberg served as Vice-President and Corporate Controller of Clarke Inc., a leader in North American transportation and logistics services, between November 2003 and November 2004. Mr. Mintzberg joined Clarke Inc. after eight years of experience with Ernst & Young LLP, both in Toronto, Canada and Auckland, New Zealand, where his last position held was that of a Senior Manager in the Assurance and Advisory Business Services Group.

Audit Committee

        MID has a separately designated standing audit committee (the "Audit Committee") comprised of Messrs. Fricke (Chair), Davis and Young, each of whom has been determined by the Board to be "independent" and "financially literate", as such terms are defined in Multilateral Instrument 52-110 — Audit Committees and "independent" under the corporate governance standards of the NYSE applicable to audit committees.

        The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent auditor. The Audit Committee has established a policy to pre-approve all audit services and permitted non-audit services provided to us by Ernst & Young LLP, as well as the related fees to be paid to the external auditor. Under this policy, subject to certain conditions, specified audit, audit-related, tax and other services may be presented to the Audit Committee for pre-approval as a well-defined category of services on an annual or project basis. All services not otherwise pre-approved by the Audit Committee must be pre-approved on an individual basis. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to act on behalf of the Audit Committee with respect to the pre-approval of all audit and permitted non-audit services provided by the external auditor from time to time. Any approvals by the Chairman are reported to the full Audit Committee at the following meeting. In pre-approving audit and permitted non-audit services, the Chairman and the Audit Committee consider Canadian and United States rules on auditor independence and whether the external auditor is best positioned to provide the most effective and efficient service to the Company.

        The charter of the Audit Committee is attached as Appendix A to this Annual Information Form and has been posted to our website at www.midevelopments.com.

Audit Fees

        The following table sets forth the fees billed to MID by Ernst & Young LLP and its affiliates for professional services rendered in each of the fiscal years ended December 31, 2005, December 31, 2004 and December 31, 2003. During these years, Ernst & Young LLP was MID's only external auditor. All figures are in Canadian dollars.

Fees	2005	2004	2003
Audit Fees(1)	$548,000	$757,300	$504,463
Audit-Related Fees(2)	$13,413	$33,774	$3,750
Tax Fees(3)	$14,521	$123,345	$33,000
All Other Fees(4)	—	—	—

Total	$575,934	$914,419	$541,213

Notes:

(1)
Audit Fees consist of fees billed for the annual audit of our consolidated financial statements and services that are normally provided in connection with our statutory and regulatory filings.

(2)
Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and that are not included in category (1) above. They include consultations concerning financial accounting and reporting standards, review of security controls and operational effectiveness of systems, due diligence related to acquisitions and employee benefit plan audits.

(3)
Tax Fees include fees billed for tax compliance, tax advice and tax planning services, including the preparation of original and amended tax returns.

(4)
All Other Fees capture fees in respect of all services not falling under any of the foregoing categories.

TRANSFER AGENT AND REGISTRAR

        The transfer agent and registrar for our Class A Subordinate Voting Shares and our Class B Shares is Computershare Investor Services Inc. at its principal offices in Toronto, Ontario. The co-transfer agent and co-registrar for our Class A Subordinate Voting Shares and our Class B Shares in the United States is Computershare Trust Company, Inc. at its offices in Golden, Colorado.

LEGAL PROCEEDINGS

        MID is party to various legal actions and claims arising in the ordinary course of its business, such as litigation with contractors, suppliers, governmental authorities, sellers and purchasers. We believe that none of these actions or claims, either individually or in combination, has had or, in the case of current actions and claims, will have, a material adverse effect on our financial condition or results of operations.

        On August 2, 2005, an oppression application was filed against MID and certain of its current and former directors and officers with the Ontario Superior Court of Justice by Greenlight Capital, Inc. and certain hedge funds managed by Greenlight. MID believes that this application is without merit and vigorously defended against it. The hearing of the application concluded on March 1, 2006 and the judge reserved his decision on the matter.

        For information in relation to MEC's material legal proceedings, please refer to the section entitled "Legal Proceedings" in MEC's 10-K, which section is hereby incorporated by reference. MEC's complete 10-K is available on SEDAR and on the SEC's website at www.sec.gov. We have separately filed on SEDAR all of the portions of MEC's 10-K that we are incorporating by reference into this annual report. MEC has its own Board of Directors and management team, who have prepared MEC's 10-K independently. MID has not verified, nor do we take responsibility for, the accuracy or completeness of the information contained in MEC's 10-K.

MATERIAL CONTRACTS

        In July 2005, we entered into an agreement to provide a 13-month bridge loan to MEC of up to $100 million. $50 million of the bridge loan was available for immediate drawdown by MEC and $50 million became available in equal tranches of $25 million on October 17, 2005 and February 10, 2006, respectively. At the same time, we amended the existing project financing facilities provided to subsidiaries of MEC for construction at MEC's racetracks at Gulfstream Park in Florida (the "Gulfstream Park project financing") and The Meadows in Pennsylvania by (i) terminating the facility for construction of a racing and alternative gaming facility at The Meadows in the principal amount of $77 million (plus costs and capitalized interest) and replacing it with a facility in the principal amount of up to $34.2 million (plus costs and capitalized interest) for capital expenditures related to the alternative gaming facility being built at Remington Park racetrack in Oklahoma (the "Remington Park project financing") (no advances were made under The Meadows facility) and (ii) accelerating the time when we will begin receiving principal and interest payments on amounts advanced under the project financings to January 1, 2007 (rather than January 1, 2008 under the prior arrangements). For a summary of the terms of the bridge loan and the amended project financings, please refer to our material change report dated July 22, 2005, incorporated by reference herein and available on SEDAR at www.sedar.com. In addition, both the term sheets and the definitive agreements relating to the bridge loan and the amended project financings are available on SEDAR at www.sedar.com and on the SEC's website at www.sec.gov.

        In October 2005 and February 2006, the Gulfstream Park project financing and the bridge loan were amended. For details on these amendments, please refer to notes 23 and 27 to our consolidated financial statements for the year ended December 31, 2005, which notes are hereby incorporated by reference. The First Amending Agreement to the bridge loan is available on SEDAR at www.sedar.com and on the SEC's website at www.sec.gov.

        For details relating to MEC's material contracts, please consult the exhibit index to MEC's 10-K, available on SEDAR at www.sedar.com and on the SEC's website at www.sec.gov.

EXPERTS

        The financial statements for the financial year ended December 31, 2005 have been audited by Ernst & Young LLP, Chartered Accountants, our auditor.

ADDITIONAL INFORMATION

        Additional information relating to MID may be found on SEDAR at www.sedar.com. Additional information, including directors' and executive officers' compensation and indebtedness, principal holders of our securities and securities authorized for issuance under our equity compensation plans is also contained in our Management Information Circular for our annual meeting of shareholders to be held on May 3, 2006. Additional financial information is provided in our Audited Consolidated Financial Statements and Management's Discussion and Analysis of Results of Operations and Financial Condition for the Year Ended December 31, 2005.

APPENDIX A

MI Developments Inc. Audit Committee Charter/Mandate

Purpose

(1)
The Audit Committee (the "Committee") of the Board of Directors (the "Board") of the Corporation shall provide assistance to the Board in fulfilling its oversight responsibilities to the Corporation's shareholders with respect to the integrity of the Corporation's financial statements and reports and financial reporting process. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Board, the independent Auditor, the internal auditors of the Corporation (the "Internal Auditors") and management of the Corporation and monitor their performance, recognizing that the independent Auditor is ultimately responsible to the Committee, the Board and the shareholders of the Corporation.

Organization

(2)
The Committee shall be composed of not less than three (3) nor more than five (5) members, each of whom shall be financially literate and shall have such accounting or financial management expertise as is required to comply with the applicable law and the applicable rules and regulations of the Ontario Securities Commission ("OSC") and the United States Securities and Exchange Commission ("SEC"), The New York Stock Exchange ("NYSE") and any other regulator or authority from time to time. Each of such members shall meet the independence standards required by the applicable rules of the OSC, the SEC, the NYSE and any other applicable regulatory authorities which are in effect from time to time. No member of the Committee shall serve as a member of the audit committee of more than three other boards of directors of other public companies. The Board shall annually appoint the members of the Committee and appoint a Chairman from among those appointed, to hold office until the next annual meeting of shareholders of the Corporation. The members of the Committee shall serve at the pleasure of the Board and vacancies occurring from time to time shall be filled by the Board.

(3)
A majority of the members of the Committee shall constitute a quorum and all actions of the Committee shall be taken by a majority of the members present at the meeting.

(4)
Meetings of the Committee shall be called by the Chairman of the Committee, and may be called by any member of the Committee, by the Chairman, any Deputy Chairman, any Vice-Chairman, the Chief Executive Officer, the President, the Chief Financial Officer or the Secretary of the Corporation, by the head of the Corporation's Internal Audit Department or by the independent Auditor of the Corporation.

(5)
Unless otherwise determined by the Committee, the Secretary or an Assistant Secretary of the Corporation shall act as Secretary of the Committee and shall provide the independent Auditor, the Chairman, the Deputy Chairman, the Chief Executive Officer, the President, any Vice-Chairman, and the Chief Financial Officer of the Corporation as well as the head of the Internal Audit Department and each member of the Committee with notice of each meeting of the Committee, all of whom shall be entitled to attend each Committee meeting. The Secretary of the Committee will keep minutes of the Committee and such minutes will be retained in the corporate records of the Corporation. The Chairman of the Committee or the Committee may request any officer or employee of the Corporation or its affiliates to attend a Committee meeting.

(6)
In addition to any meeting of the Committee called pursuant to Section 4 above, the Committee shall meet with management and the independent Auditor of the Corporation within:

(a)
forty-five (45) days, or such lesser period as may be prescribed by applicable law, following the end of each of the first three financial quarters of the Corporation, but in any event prior to the release of the financial results for each such quarter and their filing with the applicable regulatory authorities, to review and discuss the financial results of the Corporation for the preceding fiscal quarter and the related Management's Discussion and Analysis of Results of Operations and Financial Condition ("MD&A") as well as the results of the independent Auditor's review of the financial results for such quarter and, if satisfied, report thereon to, and recommend their approval by, the Board and their inclusion in the Corporation's required regulatory filings for such quarter; and

(b)
ninety (90) days, or such lesser period as may be prescribed by applicable law, following the financial year-end of the Corporation, but in any event prior to the release of the financial results for the financial year and their filing with the applicable regulatory authorities, to review and discuss the audited financial statements of the Corporation for the preceding fiscal year and the related MD&A and, if satisfied, report thereon to, and recommend their approval by, the Board and the Corporation's shareholders as required by applicable law and their inclusion in the Corporation's Annual Report and other required regulatory filings.

  In reviewing the quarterly and annual financial results the Committee shall ensure that there are adequate procedures for review of such financial results, including timely review by the independent Auditor.

(7)
For the purpose of performing their duties and responsibilities, the members of the Committee shall have full access to and the right to discuss any matters relating to such duties with management, any employee of the Corporation, the Internal Audit Department staff, the independent Auditor or any advisors to the Corporation as well as the right to inspect all books, records and facilities of the Corporation and its subsidiaries and shall be permitted to discuss such books, records and facilities and other matters relating to the financial position of the Corporation with the employees, management, the independent Auditor and other external advisors of the Corporation as well as the Internal Auditors.

(8)
The Committee may retain outside financial, legal and other experts at the expense of the Corporation as it deems reasonably necessary to assist and advise the Committee in carrying out the Committee's duties and responsibilities.

Duties and Responsibilities

(9)
With respect to audit related matters and in addition to the duties and obligations of the Committee under applicable law, the Committee may examine and consider such matters in relation to the internal and external audit of the Corporation's accounts (including the results of such audits), financial controls, financial reporting and in relation to the general financial affairs of the Corporation as the Committee may deem necessary or desirable except for those matters specifically delegated by the Board to another Board committee or retained by the Board.

  In carrying out the Committee's responsibilities, the Committee shall:

  (a)
  be directly responsible for the appointment, compensation, retention and oversight of the work of the independent Auditor, including resolution of disagreements between management and the independent Auditor regarding financial reporting, for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Corporation;

  (b)
  pre-approve, or establish procedures and policies for the pre-approval of, the engagement and compensation of the independent Auditor in respect of the provision of all audit, audit-related, review or attest engagements required by applicable law;

  (c)
  review and approve the objectives and general scope of the external audit (including the overall audit plan, the proposed timing and completion dates) and discuss the external audit with the independent Auditor;

  (d)
  evaluate the performance, quality control procedures and efficiency of the independent Auditor in carrying out its responsibilities, review the experience and qualifications of the independent Auditor team, make annual recommendations to the Board as to the appointment or re-appointment of the independent Auditor, and need for rotation of the independent Auditor (if any) and review such Auditor's independence, including the receipt at least annually of a disclosure report from the independent Auditor regarding such Auditor's independence as required by Independence Standards Board Standard No. 1 "Independence Discussions with Audit Committee", or other applicable regulatory requirements;

  (e)
  satisfy itself generally that there is a good working relationship between management and the independent Auditor, review any management letters, schedule of unadjusted differences or other reports of the independent Auditor and discuss any material differences of opinion between management and the independent Auditor;

  (f)
  satisfy itself that management has established and is maintaining an adequate and effective system of internal financial and accounting controls and is responding on a timely basis to any significant weaknesses which have been identified, meet with and review significant reports of the Internal Auditors and the independent Auditor relating to such internal controls and review the appointment, termination and replacement of the senior management of the Internal Auditors, the scope of the Internal Auditor's work plan and the overall performance, staffing and resources of the Internal Auditors;

  (g)
  review annually management's assessment and report relating to the effectiveness of the Corporation's internal financial controls and procedures in respect of each fiscal year of the Corporation, as well as the Independent Auditor's attestation of such assessment, in each case when required under applicable law;

  (h)
  review (i) the selection, use and quality of application of, and proposed material changes to, critical accounting principles and practices and related judgments, and (ii) alternative GAAP treatments for policies and practices relating to material items, including the ramifications of such alternative disclosures or treatments and any preferred treatment, to ensure that the critical accounting policies and practices and GAAP treatments adopted are appropriate and consistent with the Corporation's needs and applicable requirements, and discuss the same with the independent Auditor;

  (i)
  review with management and the independent Auditor any issues raised by regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Corporation's financial statements or accounting or auditing practices;

  (j)
  review on behalf of the Board, any actual or potential illegal, improper or fraudulent behaviour which may have a negative effect on the integrity or reputation of the Corporation, review the findings of any regulatory authorities in relation to the financial affairs of the Corporation, review the disclosure of all insider and related party transactions and monitor compliance with the Corporation's Code of Conduct which may be in effect from time to time;

  (k)
  satisfy itself that there is an agreed course of action leading to the resolution of significant unsettled issues that do not affect the audited financial statements (e.g., disagreements regarding correction of internal control weaknesses or the application of accounting principles to proposed transactions), if any;

  (l)
  assess with management the Corporation's material risk exposures and the Corporation's actions to monitor and control such exposures;

  (m)
  review and approve the hiring of former employees of the independent Auditor who were engaged on the Corporation's account within the last three years prior to such hiring;

  (n)
  review all material off-balance sheet transactions and the related accounting presentation and disclosure;

  (o)
  discuss with the independent Auditor the matters required to be discussed by the Statement of Auditing Standards No. 54, 61, 89 and 90 (and comparable generally accepted auditing standards in Canada) and other applicable standards or requirements in effect from time to time relating to the conduct of the audit and quarterly review of the interim financial results;

  (p)
  review and assess this Audit Committee Charter/Mandate annually and make recommendations to the Board for such changes to the Charter/Mandate as the Committee shall consider necessary or desirable;

  (q)
  prepare the Audit Committee report in the form and at the time required by the applicable rules of the OSC, SEC, NYSE or other regulatory authorities which are in effect from time to time for inclusion in the Corporation's Annual Report, Annual Information Form and/or information circular/proxy statement;

  (r)
  review and approve in advance all non-audit services otherwise permitted at law to be provided by the independent Auditor to the Corporation, provided that the Committee may pre-approve certain services within designated thresholds on an annual basis and further provided that the Committee may delegate to the Chairman of the Committee or such other members of the Committee that it deems appropriate certain pre-approval authority. Any such approval granted by such persons shall be reported at the next regularly scheduled meeting of the Committee;

  (s)
  review and, where appropriate, approve all public disclosure documents of the Corporation containing financial information or forecasts of the Corporation prior to its release, including all press releases containing such information or forecasts;

  (t)
  establish procedures for (i) the receipt, retention and handling of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters;

  (u)
  meet separately with management, the Internal Auditors and the independent Auditors, when appropriate, and in any event with the reporting entity each time that the Internal Auditors or the independent Auditor provides a report to the Committee; and

  (v)
  perform such other functions as requested or delegated by the Board from time to time or as required by the Corporation's articles and by-laws, applicable law or applicable regulatory agencies.

(10)
Notwithstanding the foregoing and subject to applicable law, the Committee shall not be responsible to plan or conduct internal or external audits or to determine that the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles as these are the responsibility of management, the Internal Auditors and the independent Auditor. This Charter/Mandate has been established to assist in ensuring sound business practices within the Corporation and to ensure the Corporation's compliance with applicable laws or regulations; however, nothing contained in this Charter/Mandate is intended to expand applicable standards of liability under statutory and regulatory requirements for the directors of the Corporation or members of the Committee.

QuickLinks

  Exhibit 1
TABLE OF CONTENTS
CORPORATE STRUCTURE
COMPANY OVERVIEW
DESCRIPTION OF OUR REAL ESTATE BUSINESS
RISK FACTORS
AFFILIATE RELATIONSHIPS AND TRANSACTIONS
MAGNA ENTERTAINMENT CORP.
DESCRIPTION OF MAGNA INTERNATIONAL INC.
DESCRIPTION OF CAPITAL STRUCTURE
DIVIDEND POLICY
MARKET FOR SECURITIES
DIRECTORS AND OFFICERS; AUDIT COMMITTEE
TRANSFER AGENT AND REGISTRAR
LEGAL PROCEEDINGS
MATERIAL CONTRACTS
EXPERTS
ADDITIONAL INFORMATION
APPENDIX A